Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 25, 2010,

among

SGS INTERNATIONAL, INC.

and

SOUTHERN GRAPHIC SYSTEMS - CANADA, CO./

SYSTEMES GRAPHIQUES SOUTHERN – CANADA, CO.,

as Borrowers,

and

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

UBS SECURITIES LLC and FIFTH THIRD BANK,

as Joint Arrangers and Joint Bookmanagers,

and

UBS AG, STAMFORD BRANCH,

as Issuing Bank, US Administrative Agent, US Collateral Agent,

Canadian Administrative Agent and Canadian Collateral Agent

and

UBS SECURITIES LLC,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Documentation Agent

and

UBS LOAN FINANCE LLC,

as Swingline Lender

i

ANNEXES

Annex I	Applicable Margin
Annex II	Canadian Revolving Commitments and Revolving Commitments
Annex III	Non-Revolving Loans

SCHEDULES

Schedule 1.01(a)	Guarantors
Schedule 1.01(b)	Intercompany Loan Documents
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(a)	Properties
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.07(a)	Equity Interests
Schedule 3.09	Material Agreements
Schedule 3.19	Insurance
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Landlord Access Agreement
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit J	Form of Mortgage
Exhibit K-1	Form of Term Note
Exhibit K-2	Form of Revolving Note
Exhibit K-3	Form of Swingline Note
Exhibit K-4	Form of Acquisition Note
Exhibit K-5	Form of Discount Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M	Form of Security Agreement
Exhibit N	Form of Opinion of Company Counsel
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Non-Bank Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 25, 2010, among SOUTHERN GRAPHIC SYSTEMS - CANADA, CO./SYSTEMES GRAPHIQUES SOUTHERN – CANADA, CO., an unlimited liability company organized under the laws of Nova Scotia (“Canadian Borrower”), SGS INTERNATIONAL, INC., a Delaware corporation (“US Borrower”, and together with Canadian Borrower, the “Borrowers” and each individually, a “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC and FIFTH THIRD BANK, as joint lead arrangers (in such capacity, “Arrangers”), UBS SECURITIES LLC, as syndication agent (in such capacity, “Syndication Agent”), JPMORGAN CHASE BANK, N.A., as documentation agent (in such capacity, “Documentation Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as US administrative agent (in such capacity, “US Administrative Agent”), as Canadian administrative agent (in such capacity, “Canadian Administrative Agent” and, together with US Administrative Agent, the “Administrative Agents”), as US collateral agent (in such capacity, “US Collateral Agent”) and as Canadian collateral agent (in such capacity, “Canadian Collateral Agent” and, together with US Collateral Agent, the “Collateral Agents”).

WITNESSETH:

WHEREAS, the Borrowers are party to that certain $193,700,000 Credit Agreement dated as of December 30, 2005 among the Loan Parties, the Agents and the lenders from time to time party thereto (as amended, supplemented or otherwise modified prior to the amendment and restatement provided for herein, the “Existing Credit Agreement”) pursuant to which such lenders agreed to extend credit in the form of revolving loans, term loans, acquisition loans, swingline loans and letters of credit on the terms, and subject to the conditions, set forth in the Existing Credit Agreement;

WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety as provided herein for the purposes, among others, of (i) extending the Revolving Maturity Date, (ii) extending the Term Loan Maturity Date, (iii) increasing the aggregate amount of the Lenders’ Revolving Commitments and (iv) making such other modifications to the Existing Credit Agreement as more fully set forth herein;

WHEREAS, the requisite Lenders have, on or prior to the Restatement Date, authorized and directed the Administrative Agents to execute this Agreement pursuant to the Amendment Agreement; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto agree that on the Restatement Date the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Acquisition Loan” shall mean any Acquisition Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan, Swingline Loan or ABR Acquisition Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptance Fee” shall have the meaning assigned to such term in Section 2.06(d)

“Acquired Business” shall mean, collectively, (i) all of the issued and outstanding shares of capital stock of each of Southern Graphic Systems, Inc., the Mexican Opco and the UK Opco and (ii) all of the assets and certain of the liabilities of Southern Graphic Systems-Canada, Ltd./Systemes Graphiques Southern-Canada, Ltee.

“Acquisition” shall mean the acquisition of the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain acquisition agreement, dated as of November 11, 2005, by and among US Borrower and certain subsidiaries of Alcoa, Inc., as amended prior to the Restatement Date.

“Acquisition Borrowing” shall mean a Borrowing comprised of Acquisition Loans.

“Acquisition Commitment” shall mean the Tranche B Acquisition Commitment.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by US Borrower or any of its Subsidiaries (excluding security deposits and like obligations) in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by US Borrower or any of its Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and the other documents, agreements and instruments executed and delivered pursuant thereto or in connection therewith.

“Acquisition Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Acquisition Loans of such Lender.

“Acquisition Lenders” shall mean the Tranche A Acquisition Lenders and the Tranche B Acquisition Lenders.

“Acquisition Loans” shall mean the Tranche A Acquisition Loans and the Tranche B Acquisition Loans.

“Acquisition Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(b).

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the applicable Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agents” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Borrower” shall mean Southern Graphic Systems, Inc. and its successors and assigns in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Advisory Agreement” shall mean the advisory agreement dated as of the date hereof between US Borrower and Court Square Advisor, LLC, as amended from time to time.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests having ordinary power to vote in the election of the board of directors, managing members or general partners (as applicable) of the person specified or (ii) any person that is an executive officer or director of the person specified; provided that the definition of “Affiliate” shall exclude any portfolio company of an entity described in clause (1) of the definition of Equity Investors.

“Agents” shall mean the Administrative Agents and the Collateral Agents; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If US Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of US Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amendment Agreement” shall mean the Amendment Agreement, dated as of October 25, 2010, by and among Borrowers, the Administrative Agents and the Lenders party thereto to which this Agreement shall be attached.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Fee” shall mean, for any day, with respect to (i) the Tranche A Revolving Commitment, 0.50% per annum and (ii) the Tranche B Revolving Commitment, 0.75% per annum.

“Applicable Margin” shall mean, for any day, with respect to (i) any Tranche A Acquisition Loan, Tranche A Revolving Loan or Tranche A Term Loan, as the case may be, the applicable percentage set forth in Annex I under the appropriate caption, (ii) any Eurodollar Tranche B Term Loan, Eurodollar Tranche B Acquisition Loan or Eurodollar Tranche B Revolving Loan, as the case may be, 3.50% per annum and (iii) any ABR Tranche B Term Loan, ABR Tranche B Acquisition Loan, ABR Tranche B Revolving Loan or Canadian Tranche B Prime Rate Loan, as the case may be, 2.50% per annum.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.

“Approved Currency” shall mean each of dollars, Canadian dollars and pounds.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and Cash Equivalents, in each case, in the ordinary course of business, by US Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of US Borrower, in the case of both clauses (a) and (b), to any person other than (i) US Borrower, (ii) any Subsidiary of US Borrower that is a Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the applicable Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the applicable Administrative Agent.

“Assignment of Representations” shall mean that certain agreement Assignment of Representations, Warranties, Covenants and Indemnities, dated as of the Closing Date, by certain of the Loan Parties in favor of Collateral Agents, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Attributable Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“BA Equivalent Loan” shall mean a Canadian Loan made by a Non-BA Lender.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Bankers’ Acceptance” and “B/A” shall each mean a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian dollars, drawn by Canadian Borrower and accepted by the Lender and shall include a Discount Note and a BA Equivalent Loan made in lieu of receiving a Discount Note.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by US Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by US Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation (including, for the avoidance of doubt, any company incorporated under the laws of England and Wales, Canada (or any province thereof) or Mexico), the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made (or deemed made), converted or continued on the same date and, in the case of Eurodollar Loans or Bankers’ Acceptances, as to which a single Interest Period is in effect, or (b) a Swingline Loan. For the purposes of Section 2.10(a), Tranche A Term Loans and Tranche B Term Loans shall be deemed to be separate Borrowings and Tranche A Acquisition Loans and Tranche B Acquisition Loans shall be deemed to be separate Borrowings.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the applicable Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, and (c) a Canadian Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Canadian dollar deposits in the interbank market in Toronto, Canada.

“Canadian Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX and Section 10.04(a).

“Canadian Affiliate” shall mean an Affiliate resident in Canada for purposes of the ITA.

“Canadian Benefit Plans” means all material employee benefit plans maintained or contributed to by Canadian Borrower or any of its Subsidiaries that are not Canadian Pension Plans, including, without limitation, all profit sharing, savings, post-retirement, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements, and in which the employees or former employees of Canadian Borrower or its Subsidiaries employed in Canada participate or are eligible to participate.

“Canadian Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Canadian Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Canadian dollars” or “Can$” shall mean the lawful money of Canada.

“Canadian Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Canadian Revolving Loans of such Lender.

“Canadian Lenders” shall mean Canadian Term Lenders and Canadian Revolving Lenders.

“Canadian Loans” shall mean Canadian Term Loans and Canadian Revolving Loans.

“Canadian Obligations” shall mean (a) obligations of Canadian Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Canadian Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Canadian Borrower and the other Loan Parties under this Agreement and the other Loan Documents with respect to obligations of Canadian Borrower and the guarantors thereof, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Canadian Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents with respect to the obligations of Canadian Borrower. Notwithstanding anything herein to the contrary, the term “Canadian Obligations” shall only refer to obligations of Canadian Borrower and Guarantors of Canadian Borrower hereunder and under the other Loan Documents and shall not refer to obligations of US Borrower and its Domestic Subsidiaries.

“Canadian Pension Event” shall mean (a) the termination in whole or in part of any Canadian Pension Plan, (b) the merger of a Canadian Pension Plan with another pension plan, (c) a material change in the funded status of a Canadian Pension Plan, (d) the receipt by any Borrower or Guarantor of any order or notice of intention to issue an order from the Canada Revenue Agency that could reasonably be expected to affect the registered status of any Canadian Pension Plan, (e) the receipt by any Borrower or Guarantor of any order or notice of intention to issue an order from the applicable pension standards regulator that could reasonably be expected to affect the registered status or cause the termination (in whole or in part) of any Canadian Pension Plan, (f) the receipt of notice by the administrator or the funding agent of any notice of failure to remit contributions to a Canadian Pension Plan or similar notice from a governmental authority relating to a failure to pay any fees or other amounts (including payments in respect of the pension benefits guarantee fund of Ontario), except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect or (g) any other extraordinary event or condition with respect to a Canadian Pension Plan that could reasonably be expected to result in a Lien or any acceleration of any statutory requirements to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Canadian Pension Plans” means all “registered pension plans”, as defined in the ITA, established, maintained, contributed to or required to be contributed to by Canadian Borrower or any of its Subsidiaries for its employees or former employees employed in Canada.

“Canadian Prime Rate” shall mean on any day the greater of:

(a) for any day, a rate per annum that is equal to the corporate base rate of interest established by Canadian Administrative Agent from time to time (it is understood and agreed that such corporate base rate is not necessarily the lowest rate charged by Canadian Administrative Agent to its customers); and

(b) the CDOR Rate in effect from time to time plus 150 basis points per annum.

Any change in the Canadian Prime Rate shall be effective as of the opening of business on the date the change become effective generally.

“Canadian Prime Rate Borrowing” shall mean a Borrowing comprised of Canadian Prime Rate Loans.

“Canadian Prime Rate Loans” shall mean any Canadian Loan bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian Revolving Commitment” shall mean the Canadian Tranche A Revolving Commitments and the Canadian Tranche B Revolving Commitments. The aggregate amount of the Lenders’ Canadian Revolving Commitments on the Closing Date was zero, notwithstanding any provision on any Lender Addendum, but such amount was increased to the Dollar Equivalent of $20,000,000 commencing on January 15, 2006 and remains the Dollar Equivalent of $20,000,000 on the Restatement Date.

“Canadian Revolving Exposure” shall mean (i) with respect to any Canadian Tranche A Revolving Lender, the Canadian Tranche A Revolving Exposure and (ii) with respect to any Canadian Tranche B Revolving Lender, the Canadian Tranche B Revolving Exposure.

“Canadian Revolving Lenders” shall mean the Canadian Tranche A Revolving Lenders and the Canadian Tranche B Revolving Lenders.

“Canadian Revolving Loans” shall mean the Canadian Tranche A Revolving Loans and the Canadian Tranche B Revolving Loans.

“Canadian Secured Parties” shall mean Canadian Administrative Agent, Canadian Collateral Agent, each Lender that holds Canadian Loans or has Canadian Revolving Commitments (in its capacity as such).

“Canadian Security Agreements” shall mean that certain Security Agreement dated as of the Closing Date in favor of Canadian Collateral Agent for the benefit of the Canadian Secured Parties by Canadian Borrower, which is governed by Canadian law, as well as any Deed of Hypothec, the Bond and the Pledge that may hereafter be executed referred to in Section 9.01, and each other security document or pledge agreement delivered in accordance with applicable Canadian law to create a valid, perfected security interest in any property as Collateral for all or part of the Canadian Obligations, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Canadian Term Commitment” shall mean the Canadian Tranche B Term Commitment.

“Canadian Term Lenders” shall mean the Canadian Tranche A Term Lenders and the Canadian Tranche B Term Lenders.

“Canadian Term Loans” shall mean the Canadian Tranche A Term Loans and the Canadian Tranche B Term Loans.

“Canadian Tranche A Revolving Commitment” shall mean, with respect to each Tranche A Revolving Lender, the commitment of such Revolving Lender to make Canadian Revolving Loans hereunder up to its Pro Rata Percentage of the Canadian Tranche A Revolving Commitment. The Canadian Tranche A Revolving Commitment of each Tranche A Revolving Lender is a sub-commitment of its Tranche A Revolving Commitment and, as such, may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.04. The Canadian Tranche A Revolving Commitment of each Lender on the Restatement Date is set forth on Annex II.

“Canadian Tranche A Revolving Exposure” shall mean, with respect to any Canadian Tranche A Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Canadian Tranche A Revolving Loans of such Lender.

“Canadian Tranche A Revolving Lenders” shall mean the affiliated branch, bank or lending institution which is identified on Schedule I to the Lender Addendum or in the Assignment and Assumption pursuant to which such affiliated branch, bank or lending institution became a party hereto, as applicable, as being the person that will make the Canadian Tranche A Revolving Loans to Canadian Borrower.

“Canadian Tranche A Revolving Loan” shall mean a Tranche A Revolving Loan borrowed by Canadian Borrower denominated in dollars or Canadian dollars and bearing interest on the basis of the Eurodollar Rate (if in dollars), or the Canadian Prime Rate or a Bankers’ Acceptance (and any advances with respect thereto) denominated in Canadian dollars.

“Canadian Tranche A Term Lender” shall mean a Lender with a Canadian Tranche A Term Loan.

“Canadian Tranche A Term Loans” shall mean the Existing Canadian Term Loans that are not Canadian Tranche B Term Loans and denominated in dollars or Canadian dollars and bearing interest on the basis of either the Eurodollar Rate (if in dollars), the Canadian Prime Rate or a Bankers’ Acceptance (and any advances with respect thereto) denominated in Canadian dollars. The Dollar Equivalent amount of Canadian Tranche A Term Loans held by each Lender on the Restatement Date is set forth on Annex III.

“Canadian Tranche B Prime Rate Loans” shall mean any Canadian Tranche B Revolving Loan and Canadian Tranche B Term Loans bearing interest at a rate determined by reference to the Canadian Prime Rate in accordance with the provisions of Article II.

“Canadian Tranche B Revolving Commitment” shall mean, with respect to each Tranche B Revolving Lender, the commitment of such Revolving Lender to make Canadian Revolving Loans hereunder up to its Pro Rata Percentage of the Canadian Tranche B Revolving Commitment. The Canadian Tranche B Revolving Commitment of each Tranche B Revolving Lender is a sub-commitment of its Tranche B Revolving Commitment and, as such, may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.04. The Canadian Tranche B Revolving Commitment of each Lender on the Restatement Date is set forth on Annex II.

“Canadian Tranche B Revolving Exposure” shall mean, with respect to any Canadian Tranche B Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Canadian Tranche B Revolving Loans of such Lender.

“Canadian Tranche B Revolving Lenders” shall mean the affiliated branch, bank or lending institution which is identified on Schedule I to the Lender Addendum, in the Assignment and Assumption or on the signature page to the Amendment Agreement pursuant to which such affiliated branch, bank or lending institution became a party hereto, as applicable, as being the person that will make the Canadian Tranche B Revolving Loans to Canadian Borrower.

“Canadian Tranche B Revolving Loan” shall mean a Tranche B Revolving Loan borrowed by Canadian Borrower denominated in dollars or Canadian dollars and bearing interest on the basis of the Eurodollar Rate (if in dollars), or the Canadian Prime Rate or a Bankers’ Acceptance (and any advances with respect thereto) denominated in Canadian dollars.

“Canadian Tranche B Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make (via conversion of Existing Canadian Term Loans) the Canadian Tranche B Term Loans hereunder on the Restatement Date in the amount set forth on its signature page to the Amendment Agreement. The aggregate amount of the Lenders’ Canadian Tranche B Term Commitments on the Restatement Date is the Dollar Equivalent of $7,902,510.99, and the Dollar Equivalent amount of each Lender’s Canadian Tranche B Term Commitment on the Restatement Date is set forth on Annex III.

“Canadian Tranche B Term Lender” shall mean a Lender with a Canadian Tranche B Term Commitment or a Canadian Tranche B Term Loan.

“Canadian Tranche B Term Loans” shall mean the term loans deemed made by the Lenders to Canadian Borrower by conversion of Existing Canadian Term Loans pursuant to Section 2.01(a)(ii) and denominated in dollars or Canadian dollars and bearing interest on the basis of either the Eurodollar Rate (if in dollars), the Canadian Prime Rate or a Bankers’ Acceptance (and any advances with respect thereto) denominated in Canadian dollars.

“Capital Expenditures” shall mean, for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of US Borrower and its Subsidiaries, determined in accordance with GAAP (excluding any increase resulting from any translation adjustment or revaluation of such property, plant or equipment), whether such increase is due to purchase of properties for cash or financed by the incurrence of Indebtedness; provided, that Capital Expenditures for such period shall not include Permitted Acquisitions and shall not include amounts invested in connection with the reinvestment of the proceeds from the condemnation of the Eastgate facility located in Richmond, Virginia.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) instruments equivalent to (a) through (f) of this definition denominated in Euros, GBP, Canadian dollars, Mexican pesos, Hong Kong dollars or any other foreign currency reasonably acceptable to US Administrative Agent and used by Holdings or any of its Subsidiaries to the extent reasonably required in connection with any business conducted by Holdings or such Subsidiary and not for speculative purposes.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of US Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CDOR Rate” shall mean, on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” rates applicable to Canadian Dollar Bankers’ Acceptances issued by Schedule I Lenders identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by Canadian Administrative Agent after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate), plus 5 basis points. If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one-month Canadian Dollar Bankers’ Acceptances of, and as quoted by, any two of the Schedule I Lenders, chosen by Canadian Administrative Agent, as of 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If less than two Schedule I Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by Canadian Administrative Agent. The Borrowers, Agents and Lenders each hereby agree that UBS AG Canada Branch shall not be deemed a Schedule I Lender for the purposes of this definition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) prior to an IPO, the Equity Investors at any time shall fail to own, or to have the power to vote or direct the voting of, at least 50.1% of the Voting Stock of Holdings;

(b) Holdings at any time ceases to own 100% of the Equity Interests of US Borrower;

(c) at any time a change of control or similar event occurs under the Senior Subordinated Notes;

(d) upon and following an IPO, (i) the Equity Investors (collectively) shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings, and (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Equity Investors, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than the voting power of the total outstanding Voting Stock of Holdings held by the Equity Investors; or

(e) upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Acquisition Loans, Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Acquisition Commitment, Revolving Commitment, Canadian Revolving Commitment, Term Commitment, US Term Commitment, Canadian Term Commitment, UK Commitment or Swingline Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean December 30, 2005.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall mean US Collateral Agent or Canadian Collateral Agent, as the context so requires, and “Collateral Agents” shall have the meaning assigned to such term in the preamble hereto; provided that, for the avoidance of doubt, the term “Collateral Agent” shall include each of US Collateral Agent and Canadian Collateral Agent acting in its capacity as trustee for and on behalf of the Secured Parties under, and in accordance with the terms of, the UK Security Documents.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by US Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Acquisition Commitment, Canadian Revolving Commitment, Canadian Term Commitment, UK Commitment, Revolving Commitment, Swingline Commitment or US Term Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean US Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of US Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) gross interest income of US Borrower and its Subsidiaries for such period.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of US Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of US Borrower and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of US Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any long term Indebtedness and Loans) on a consolidated balance sheet of US Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of US Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of US Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to US Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders):

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) costs and expenses directly incurred in connection with the (i) Original Transactions (not to exceed $20,000,000 and so long as such costs and expenses are incurred on or prior to the sixth month anniversary of the Closing Date) and (ii) the Transactions (not to exceed $1,300,000 and so long as such costs and expenses are incurred on or prior to the sixth month anniversary of the Restatement Date),

(f) fees permitted to be paid pursuant to Section 6.09(e),

(g) costs and expenses incurred in connection with the relocation of the Eastgate facility located in Richmond, Virginia in an aggregate amount not to exceed $2,000,000 in the aggregate during the term of this Agreement,

(h) customary and reasonable transaction expenses in connection with Permitted Acquisitions, merger and integration costs and plant relocation and/or consolidation costs relating to any acquired business in an amount not to exceed $2,500,000 for such period,

(i) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(j) restructuring charges in an amount not to exceed $2,500,000 for such period, and

(k) cost and expenses incurred in connection with the separation of the Acquired Business from Alcoa UK Holdings Limited in an amount not to exceed $2,000,000 for such period;

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period; provided, that the maximum amount of pro forma cost savings attributable to Permitted Acquisitions shall not exceed $4,000,000 in any twelve-month period.

“Consolidated Indebtedness” means, at any date, the aggregate principal amount of all Funded Debt of US Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of US Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of US Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by US Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by US Borrower or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by US Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than US Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of US Borrower or any of its Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of US Borrower or any of its Subsidiaries for such period;

(g) all interest on any Indebtedness of US Borrower or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other commitment and financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) interest paid or payable on all Indebtedness owing in respect of all intercompany loans between any of US Borrower and any of its Subsidiaries shall be excluded from the calculation of Consolidated Interest Expense and (c) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Acquisition, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of US Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of US Borrower) in which any person other than US Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by US Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(b) the net income of any Subsidiary (other than Mozaic) of US Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by US Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by US Borrower or any of its Subsidiaries;

(d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e) earnings (or losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets;

(f) unrealized gains and losses with respect to Hedging Obligations for such period; and

(g) any extraordinary, unusual or non-recurring gain (or extraordinary, unusual or non-recurring loss), whether cash or non-cash, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by US Borrower or any of its Subsidiaries during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of US Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a) Borrowers shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and

(b) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that such Lien is secured by cash or Cash Equivalents or the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the US Security Agreement.

“Credit Agreement Financial Statements” shall have the meaning assigned to such term in Section 3.04(a).

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Debt Issuance” shall mean the incurrence by US Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Consolidated Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(e).

“Defaulting Lender” shall mean any Revolving Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified any Administrative Agent, the Issuing Bank, the Swingline Lender, any Lender and/or any Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (d) has failed, within three Business Days after request by the US Administrative Agent, to comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (e) has otherwise failed to pay over to the Administrative Agents or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (f) in the case of a Revolving Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Revolving Lender or such person); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

“Discount Note” shall mean a non-interest bearing promissory note denominated in Canadian dollars, substantially in the form of Exhibit K-5, issued by Canadian Borrower to evidence a BA Equivalent Loan.

“Discount Proceeds” shall mean on any day, for any Bankers’ Acceptance issued hereunder, an amount calculated on such day by multiplying:

(a) the face amount of such Bankers’ Acceptance by

(b) the quotient obtained by dividing:

(i)	one by

(ii)	the sum of one plus the product of:

a. the Discount Rate applicable to such Bankers’ Acceptance and

b. a fraction, the numerator of which is the number of days in the applicable Interest Period and the denominator of which is 365,

with the quotient being rounded up or down to the fifth decimal place and 0.00005 being rounded up.

“Discount Rate” shall mean (a) in respect of any Bankers’ Acceptance accepted by a Lender that is a bank under the Bank Act (Canada), the CDOR Rate for the applicable Interest Period; and (b) in respect of any Bankers’ Acceptance accepted by any other Lender or in respect of a BA Equivalent Loan, the CDOR Rate for the applicable Interest Period plus 10 basis points per annum.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollar Equivalent” shall mean, (a) as to any amount denominated in Canadian dollars on any date of determination, the amount of dollars that would be required to purchase the amount of Canadian dollars based upon the Spot Selling Rate, and (b) as to any amount denominated in pounds as of any date of determination, the amount of dollars that would be required to purchase the amount of pounds based upon the Spot Selling Rate.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean (a) if the assignment does not include assignment of a Revolving Commitment, (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the applicable Administrative Agent (such approval not to be unreasonably withheld or delayed), and (b) if the assignment includes assignment of a Revolving Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender, and (iv) any other person approved by the applicable Administrative Agent, the Issuing Bank, the Swingline Lender and Administrative Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Administrative Borrower shall be required during the continuance of a Default or prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers), (y) “Eligible Assignee” shall not include Holdings or any of its Affiliates or Subsidiaries or any natural person and (z) each Revolving Lender becoming a party hereto pursuant to an Assignment and Assumption must also arrange to designate a Canadian Affiliate as a Canadian Revolving Lender and such Canadian Revolving Lender must also become a party hereto pursuant to such Assignment and Assumption.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future, foreign or domestic, federal or state (or any subdivision of any of them), treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the meaning assigned to such term in the Security Agreement.

“Equity Financing” shall mean the cash equity investment in Holdings by the Equity Investors as the same is further invested in cash equity in US Borrower on or prior to the Closing Date, in an amount not less than $107,000,000 on terms and conditions satisfactory to the Administrative Agents.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, units, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests or units (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean (1) (A) Court Square Capital Partners, L.P. (f/k/a Citigroup Venture Capital Equity Partners, L.P.) (“CSC”), CSC SSB Fund, L.P. (f/k/a CVC/SSB Employee Fund, L.P.), CVC Executive Fund LLC, Natasha Foundation, Citicorp Venture Capital Ltd., any CSC fund or co-investment partnership, Citigroup, any affiliate of Citigroup or any general partner of any CSC fund or co-investment partnership (collectively, a “CSC Partner”), and any corporation, partnership or other entity that is an Affiliate of Citigroup or any CSC Partner (collectively “CSC Affiliates”), (B) any managing director, general partner, director, officer or employee of any CSC fund, any CSC Partner or any CSC Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (B) (collectively, “CSC Associates”) and (C) any trust, the beneficiaries of which, any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only CSC, CSC Partners, CSC Affiliates, CSC Associates, their spouses or their lineal descendants; (2) officers and directors of US Borrower or its Subsidiaries on the Restatement Date; and (3) and one or more other investors reasonably satisfactory to the Administrative Agents and the Arrangers, including, without limitation, the Lyon Southern Inc., a company organized under the laws of the British Virgin Islands.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include any Preferred Stock Issuance or Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the failure of any Plan to meet the minimum funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA or to be in “at risk” status under Section 430 of the Code or Section 303 of ERISA; (c) the failure to make by its due date a required installment under Section 430 of the Code of Section 303 of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in critical or endangered status under Section 432 of the Code and Section 305 of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in any material liability to any Company.

“Eurodollar Acquisition Loan” shall mean any Acquisition Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Acquisition Loan, Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service for such Excess Cash Flow Period;

(b) [Intentionally Omitted];

(c) Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash;

(d) Capital Expenditures that US Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that US Borrower shall deliver a certificate to the Administrative Agents not later than 100 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of US Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;

(e) the aggregate amount of investments made in cash during such period pursuant to Sections 6.04(e) and (o) and fees and expenses in connection therewith;

(f) taxes of US Borrower and its Subsidiaries that were paid in cash during such Excess Cash Flow Period or will be paid within eleven months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g) Permitted Tax Distributions that are paid during the respective Excess Cash Flow Period or will be paid within eleven months after the close of such Excess Cash Flow Period;

(h) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(i) losses excluded from the calculation of Consolidated Net Income by operation of clause (c), (d) or (g) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

(j) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to US Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;

(k) to the extent added to determine Consolidated EBITDA, any non-recurring cash items;

(l) cash indemnity payments received in connection with a Permitted Acquisition or permitted Investments;

(m) cash investments and cash expenditures for Permitted Acquisitions;

(n) payments of cash earn-outs and royalty payments made during such Excess Cash Flow Period to former owners of acquired businesses; and

(o) the portion of Consolidated EBITDA attributable to the operations of Mozaic less dividends paid to Southern Graphic Systems, Inc. by Mozaic during such Excess Cash Flow Period;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii) all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(iii) to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Borrowers provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;

(iv) any return on or in respect of investments received in cash during such period, in excess of the aggregate amount of investments made which investments were made pursuant to Section 6.04(e) or (o); and

(v) income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c), (d) or (g) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d) or (f)).

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from January 1, 2006 and ending on December 31, 2006 and (ii) each fiscal year of US Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, resident or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction; and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrowers under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e) or (iii) any taxes withheld under Code Sections 1471 through 1474.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Acquisition Lender” shall mean a Lender with an Existing Acquisition Loan outstanding on the Restatement Date.

“Existing Acquisition Loans” shall mean the acquisition loans made by the Lenders to US Borrower pursuant to Section 2.01(d) of the Existing Credit Agreement. Each Existing Acquisition Loan shall be either a ABR Acquisition Loan or a Eurodollar Acquisition Loan.

“Existing Canadian Term Lender” shall mean a Lender with an Existing Canadian Term Loan outstanding on the Restatement Date.

“Existing Canadian Term Loans” shall mean the term loans made by the Lenders to Canadian Borrower pursuant to Section 2.01(a) of the Existing Credit Agreement and denominated in dollars or Canadian dollars and bearing interest on the basis of either the Eurodollar Rate (if in dollars), the Canadian Prime Rate or a Bankers’ Acceptance (and any advances with respect thereto) denominated in Canadian dollars.

“Existing Credit Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Existing UK Term Lender” shall mean a Lender with an Existing UK Term Loan outstanding on the Restatement Date.

“Existing UK Term Loans” shall mean the term loans made by the Lenders to US Borrower pursuant to Section 2.01(a) of the Existing Credit Agreement. Each Existing UK Term Loan shall be a Eurodollar Term Loan.

“Existing US Term Lender” shall mean a Lender with an Existing US Term Loan outstanding on the Restatement Date.

“Existing US Term Loans” shall mean the term loans made by the Lenders to US Borrower pursuant to Section 2.01(a) of the Existing Credit Agreement. Each Existing US Term Loan shall be either a ABR Term Loan or a Eurodollar Term Loan.

“Extending Acquisition Lender” shall mean an Existing Acquisition Lender that executes and delivers a signature page to the Amendment Agreement specifically in the capacity of an Extending Acquisition Lender.

“Extending Canadian Term Lender” shall mean an Existing Canadian Term Lender that executes and delivers a signature page to the Amendment Agreement specifically in the capacity of an Extending Canadian Term Lender.

“Extending UK Term Lender” shall mean an Existing UK Term Lender that executes and delivers a signature page to the Amendment Agreement specifically in the capacity of an Extending UK Term Lender.

“Extending US Term Lender” shall mean an Existing US Term Lender that executes and delivers a signature page to the Amendment Agreement specifically in the capacity of an Extending US Term Lender.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by US Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Tranche B Revolving Maturity Date and the Tranche B Non-Revolving Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Law Guarantee” shall have the meaning assigned to such term in Section 7.01.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (other than the Canadian Benefit Plans or Canadian Pension Plans) maintained or contributed to by any Company with respect to employees employed outside the United States.

“Foreign Pledge Agreements” shall mean (a) that certain pledge agreement, dated as of the Closing Date, by US Borrower pledging 66% (or such lesser amount to eliminate fractional shares) of its Equity Interests in Canadian Borrower in favor of US Collateral Agent and 100% of its Equity Interests in Canadian Borrower in favor of Canadian Collateral Agent, governed by Canadian law, (b) that certain pledge agreement, dated as of the Closing Date, by US Borrower pledging 66% (or such lesser amount to eliminate fractional shares) of Equity Interests in the Mexican Opco in favor of US Collateral Agent and 100% of its Equity Interests in the Mexican Opco in favor of Canadian Collateral Agent, governed by Mexican law, and (c) the UK Charge over Shares, in each case, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Foreign Securities Collateral” shall mean all certificates, agreements, instruments or other writings representing or evidencing Equity Interests of a Company organized outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary that is organized or incorporated, as appropriate, under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, at any date, as to any Person, all Indebtedness of such Person of the types described in clauses (a) through (c) of the definition of “Indebtedness.”

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued by each of the Guarantors from time to time guaranteeing the US Obligations and/or the Canadian Obligations, as the case may be, including all Foreign Law Guarantees.

“Guarantors” shall mean (a) with respect to the Canadian Obligations, Holdings, US Borrower and each Subsidiary of US Borrower (but excluding, in any event, Canadian Borrower and Mozaic and its Subsidiaries), and (b) with respect to the US Obligations, Holdings and each Guarantor that is a Domestic Subsidiary of US Borrower (but excluding, in any event, Mozaic and its Subsidiaries); provided, however, that no Subsidiary of SGS-UK Holdings Ltd. shall be a Guarantor of the Canadian Obligations until such Subsidiary executes a Joinder Agreement as required by Section 5.14. As of the Restatement Date, Schedule 1.01(a) lists all of the Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall mean Southern Graphics, Inc., a Delaware corporation.

“Hong Kong dollars” shall mean the lawful money of Hong Kong.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued (excluding preferred stock); (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of the stated amount thereof or fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and the present value of all future rental payments under synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above (excluding contingent earn-out payments in connection with acquisitions consummated prior to the Closing Date, Permitted Acquisitions or the Acquisition so long as such earn-out payments are contingent and not required to be reflected as a liability on the balance sheet of the obligor under GAAP). The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean collectively, all rights, privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, servicemarks, trade names, domain names, technology, proprietary information, know-how and processes, recipes, formulas, trade secrets, all applications for registration or issuance of any of the foregoing, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Loan Document” shall mean each of the intercompany loan agreements existing as of the Closing Date (after giving effect to the repayments thereof contemplated in connection with the Transactions), and listed on Schedule 1.01(b) hereto, together with any future intercompany loan agreement, Intercompany Note or other instrument evidencing, or governing the terms of, any extension of credit by any Loan Party to US Borrower or any of its Subsidiaries.

“Intercompany Note” shall mean an Intercompany Note substantially in the form of Exhibit P.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans) or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Tranche A Revolving Loan, the Tranche A Revolving Maturity Date or such earlier date on which the Tranche A Revolving Commitments are terminated, (d) with respect to any Tranche B Revolving Loan or Swingline Loan, the Tranche B Revolving Maturity Date or such earlier date on which the Tranche B Revolving Commitments are terminated, (e) with respect to any Tranche A Term Loan or Tranche A Acquisition Loan, the Tranche A Non-Revolving Maturity Date and (f) with respect to any Tranche B Term Loan or Tranche B Acquisition Loan, the Tranche B Non-Revolving Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing or Bankers’ Acceptance, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine months) thereafter, as the applicable Borrower (or Administrative Borrower on behalf of such Borrower) may elect; provided that, with respect to any Eurodollar Borrowing, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(k) and (l) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.18(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.18(a).

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agents.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $12,000,000, but in no event shall exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by a Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agents.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender, the UK Term Lenders and the Canadian Lenders.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of the applicable Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is fifteen Business Days prior to the Tranche A Revolving Maturity Date; provided that the Letter of Credit Expiration Date with respect to any Letter of Credit will be the date which is fifteen Business Days prior to the Tranche B Revolving Maturity Date if (i) the date of issuance of such Letter of Credit is following the Tranche A Revolving Maturity Date or (ii) on the date of issuance of such Letter of Credit, the sum of (x) the Dollar Equivalent of the face amount of such Letter of Credit plus (y) the aggregate LC Exposure in respect of all other Letters of Credit with expiration dates after the date which is fifteen Business Days prior to the Tranche A Revolving Maturity Date plus (z) the Dollar Equivalent of the aggregate outstanding principal amount of Tranche B Revolving Loans (the sum of clauses (x), (y) and (z), the “Tranche B Revolver Usage”) does not exceed the aggregate amount of Tranche B Revolving Commitments on the date of issuance.

“LIBOR Rate” shall mean, (a) with respect to any Eurodollar Borrowing denominated in dollars for any Interest Period, the rate per annum determined by the applicable Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period and (b) with respect to any Eurodollar Borrowing denominated in pounds for any Interest Period, the offered quotation which appears on the page of the Telerate Screen which displays the British Bankers’ Association Interest Settlement Rate (being currently page 248) for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in pounds, determined as of approximately 11:00 a.m. (Local Time) on the applicable Interest Payment Date; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the applicable Administrative Agent is offered deposits in the Approved Currency at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 (or other appropriate page if the relevant Approved Currency does not appear on such page) on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Approved Currency deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real

Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Amendment Agreement, the Letters of Credit, the Notes (if any), and the Security Documents.

“Loan Parties” shall mean Holdings, US Borrower, Canadian Borrower and the Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, an Acquisition Loan, a Term Loan or a Swingline Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, of US Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agents, taken as a whole, under the Loan Documents; or (d) a material adverse effect on a material portion of the Collateral or the Liens in favor of the Collateral Agents on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Mexican Opco” shall mean Southern Graphics Systems Mexico, S. De R.L. De C.V., a company incorporated in Mexico.

“Mexican Pesos” shall mean the lawful money of Mexico.

“Mexican Security Agreement” shall mean that certain Security Agreement dated as of the Closing Date by the Mexican Opco in favor of Canadian Collateral Agent, which is governed by Mexican law, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Mexican Security Documents” shall mean the Mexican Security Agreement and each other security document or pledge agreement delivered in accordance with Mexican law to create a valid, perfected security interest in any property as collateral for all or part of the Secured Obligations and/or the Guaranteed Obligations.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust, hypothec or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or other form reasonably satisfactory to the applicable Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Mozaic” means Mozaic Group Ltd.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could reasonably be expected to incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests or Asset Sales permitted under Sections 6.06(a), (c) and (f)), the cash proceeds received by US Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by US Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received or held in escrow pending a post-closing adjustment, for indemnity or otherwise) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and US Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by US Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) US Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 180 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by US Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event;

provided, in the case of each of the foregoing, that Net Cash Proceeds shall not include proceeds that are received by a Subsidiary that is not a Borrower or Guarantor if and to the extent that such Subsidiary is prohibited from distributing such proceeds without prior approval (that has not been obtained) pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-BA Lender” shall mean a Revolving Lender that cannot or does not, as a matter of policy, accept Bankers’ Acceptances.

“Non-Guarantor Subsidiary” shall have the meaning assigned to such term in Section 5.11(d).

“Non-Revolving Lenders” means the Term Loan Lenders and the Acquisition Lenders.

“Non-Revolving Loans” means the Term Loans and the Acquisition Loans.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans, Swingline Loans, Acquisition Loans or BA Equivalent Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2, K-3, K-4 or K-5.

“Obligation Currency” shall have the meaning assigned to such term in Section 10.18(a).

“Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president or vice president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation or amalgamation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) with respect to any Foreign Subsidiary, the equivalent of the foregoing in its jurisdiction of incorporation or organization, and (vi) in any other case, the functional equivalent of the foregoing.

“Original Acquisition Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make acquisition loans under the Existing Credit Agreement up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender assumed its Acquisition Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 of the Existing Credit Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04 of the Existing Credit Agreement. The aggregate amount of the Lenders’ Original Acquisition Commitments on the Closing Date was $40,000,000.

“Original Canadian Term Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make the Existing Canadian Term Loans under the Existing Credit Agreement on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender. The aggregate amount of the Lenders’ Original Canadian Term Commitments on the Closing Date was the Dollar Equivalent of $20,000,000.

“Original Transaction Documents” shall mean the Acquisition Documents, the Senior Subordinated Note Documents and the Loan Documents (as defined in the Existing Credit Agreement).

“Original Transactions” shall mean, collectively, the transactions that occurred on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents (as defined in the Existing Credit Agreement) and the initial borrowings thereunder; (c) the Equity Financing; (d) the issuance of the Senior Subordinated Notes; and (e) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Original UK Term Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make the Existing UK Term Loans under the Existing Credit Agreement on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender. The aggregate amount of the Lenders’ Original UK Term Commitments on the Closing Date was the Dollar Equivalent of $10,000,000.

“Original US Term Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make the Existing US Term Loans under the Existing Credit Agreement on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender. The aggregate amount of the Lenders’ Original US Term Commitments on the Closing Date was $88,700,000.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agents, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agents.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) Borrowers shall be in compliance with all covenants set forth in Section 6.10(a) and (b) as of the most recent Test Period (assuming, for purposes of Section 6.10(a) and (b), that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10(a) and (b) ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period) and (B) the Total Leverage Ratio shall be at least 0.25x less than the Total Leverage Ratio required under Section 6.10(a) as of the most recent Test Period (assuming that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01 and ordinary course trade payables of the target;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;

(v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance in all material respects with all applicable Requirements of Law;

(vii) with respect to any transaction involving Acquisition Consideration of more than the Dollar Equivalent of $15,000,000, unless the Administrative Agents shall otherwise agree, Borrowers shall have provided the Administrative Agents and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrowers after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the US Administrative Agent; and

(viii) on or prior to the proposed date of consummation of the transaction, Borrowers shall have delivered to the Administrative Agents an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(ix) the Acquisition Consideration for such acquisition shall not exceed the Dollar Equivalent of $40,000,000, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Restatement Date shall not exceed the Dollar Equivalent of $135,000,000 (plus the proceeds from the issuance of Equity Interests or the making of a capital contribution in connection with the consummation of a Permitted Acquisition); provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by any Subsidiary of Holdings to Holdings in order to pay consolidated or combined federal, state or local taxes not payable directly by such Subsidiary which payments by such Subsidiary are not in excess of the tax liabilities that would have been payable by such Subsidiary of Holdings if such Subsidiary had filed its own tax return as part of a consolidated group and are not in excess of Holdings’ consolidated or combined federal, state or local taxes.

“person” shall mean any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could reasonably be expected to incur liability (including under Section 4069 of ERISA).

“pounds” or “GBP” shall mean lawful money of the United Kingdom.

“PPSA” shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec, or any other Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pre-Closing Date Financial Statements” shall have the meaning assigned to such term in Section 3.04(a).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by US Borrower or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than as permitted by Section 6.01).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and otherwise reasonably satisfactory to the Administrative Agents.

“Pro Rata Percentage” shall mean, with respect to any Revolving Lender at any time, the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment, and with respect to any Acquisition Lender at any time, the percentage of the total Acquisition Commitments of all Acquisition Lenders represented by such Lender’s Acquisition Commitment; provided that for purposes of Section 2.20, “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Reaffirmation Documents” shall mean (i) the Omnibus Reaffirmation and Amendment, dated as of October 25, 2010, by US Borrower, Southern Graphics, Inc., Southern Graphic Systems, Inc., Project Dove Holdco, Inc. and US Collateral Agent, (ii) the Supplemental Debenture, dated on or about the Restatement Date, by and among SGS Packaging Europe Holdings, SGS Packaging Europe, MCG Graphics, McGurk Studios, Thames McGurk, Canadian Collateral Agent, (iii) the Supplemental Charge over Shares, dated on or about the Restatement Date, by and between US Borrower and US Collateral Agent and (iv) the Supplemental Charge over Shares, dated on or about the Restatement Date, by and between US Borrower and Canadian Collateral Agent.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrowers’ obligations under Section 2.18(f) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, trustees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Acquisition Lenders” shall mean Lenders having more than 50% of all Acquisition Commitments or, after the Acquisition Commitments have terminated, more than 50% of all Acquisition Exposure.

“Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding, (ii) with respect to Revolving Loans, Required Revolving Lenders, and (iii) with respect to Acquisition Loans, Required Acquisition Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements (other than those arising under any government contracts) of any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law of any Governmental Authority.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 USC. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer, director or Financial Officer of such person and any other officer, director or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restatement Date” shall have the meaning assigned to such term in Section 4.01.

“Revolving Availability Period” shall mean (i) with respect to the Tranche A Revolving Facility, the period from and including the Closing Date to but excluding the earlier of (x) the Business Day preceding the Tranche A Revolving Maturity Date and (y) the date of termination of the Tranche A Revolving Commitments and (ii) with respect to the Tranche B Revolving Facility, the period from and including the Restatement Date to but excluding the earlier of (x) the Business Day preceding the Tranche B Revolving Maturity Date and (y) the date of termination of the Tranche B Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean the Tranche A Revolving Commitments and the Tranche B Revolving Commitments. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date was $35,000,000, and the aggregate amount of the Lenders’ Revolving Commitments on the Restatement Date is $56,620,000.

“Revolving Exposure” shall mean (i) with respect to any Tranche A Revolving Lender, its Tranche A Revolving Exposure and (ii) with respect to any Tranche B Revolving Lender, its Tranche B Revolving Exposure.

“Revolving Lenders” shall mean the Tranche A Revolving Lenders and the Tranche B Revolving Lenders.

“Revolving Loans” shall mean the Tranche A Revolving Loans and the Tranche B Revolving Loans.

“Revolving Maturity Date” shall mean, as applicable, (i) with respect to the Tranche A Revolving Facility, the Tranche A Revolving Maturity Date and (ii) with respect to the Tranche B Revolving Facility, the Tranche B Revolving Maturity Date.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any banking Affiliate of a Lender, the Administrative Agents or the Collateral Agents arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

“Secured Parties” shall mean, collectively, the Administrative Agents, the Collateral Agents, the Lenders and each party to a Hedging Agreement if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agents a letter agreement in form and substance acceptable to the Administrative Agents pursuant to which such person (i) appoints the applicable Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall mean, collectively, (i) the US Securities Collateral and (ii) Foreign Securities Collateral.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Documents (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Agreements” shall mean, collectively, (a) the US Security Agreement substantially in the form of Exhibit M among certain of the Loan Parties in favor of US Collateral Agent, (b) the Canadian Security Agreements, (c) the Mexican Security Agreement and (d) the UK Security Agreement, in each case, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“Security Documents” shall mean the Security Agreements, the Mortgages, the Foreign Pledge Agreements, the Reaffirmation Documents, the Guarantees, the Assignment of Representations, each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for all or part of the Secured Obligations and/or the Guaranteed Obligations, and all UCC, PPSA or other financing statements (or foreign equivalent thereof) or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for all or part of the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital hereto.

“Senior Subordinated Note Agreement” shall mean any indenture, note purchase agreement or other agreement pursuant to which the Senior Subordinated Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes, the Senior Subordinated Note Agreement, the Senior Subordinated Note Guarantees, and all other documents executed and delivered with respect to the Senior Subordinated Notes or the Senior Subordinated Note Agreement.

“Senior Subordinated Note Guarantees” shall mean the guarantees of each Domestic Subsidiary of US Borrower (other than Mozaic and its Subsidiaries or any Unrestricted Subsidiary, as defined therein) pursuant to the Senior Subordinated Note Agreement.

“Senior Subordinated Notes” shall mean US Borrower’s 12.0% Senior Subordinated Notes due December 15, 2013 issued pursuant to the Senior Subordinated Note Agreement and any registered notes issued by US Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Sponsor” shall mean Court Square Capital Partners, L.P. (f/k/a Citigroup Venture Capital Equity Partners, L.P.).

“Spot Selling Rate” shall mean the spot selling rate, as applicable, at which either the Canadian Administrative Agent offers to sell Canadian dollars for dollars in the Toronto foreign exchange market at approximately 11:00 a.m. Toronto time on such date for delivery two (2) Business Days later or the US Administrative Agent or any of its Affiliates offers to sell pounds for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of US Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of US Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit or (c) performance, payment, deposit or surety obligations of US Borrower or any of its Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of US Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of US Borrower and such Guarantor, as applicable, including the Senior Subordinated Notes.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the applicable Administrative Agent) to the applicable Administrative Agent, the applicable Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(n)(iii) or (b) otherwise acceptable to the applicable Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lenders to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $3,500,000, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Commitments” shall mean the US Tranche B Term Commitments, the Canadian Tranche B Term Commitments and the UK Tranche B Term Commitments.

“Term Loan Lender” shall mean a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean, as applicable, (i) with respect to the Tranche A Term Loans and the Tranche A Acquisition Loans, the Tranche A Non-Revolving Maturity Date and (ii) with respect to the Tranche B Term Loans, the Tranche B Acquisition Loans and the Tranche B Non-Revolving Loans, the Tranche B Non-Revolving Maturity Date.

“Term Loans” shall mean the US Term Loans, the Canadian Term Loans and the UK Term Loans.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of US Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by either Borrower and reasonably acceptable to the Administrative Agents.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(n)(iii).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Tranche A Acquisition Lender” shall mean a Lender with a Tranche A Acquisition Loan.

“Tranche A Acquisition Loans” shall mean the Existing Acquisition Loans that are not Tranche B Acquisition Loans. Each Tranche A Acquisition Loan shall be either a ABR Acquisition Loan or a Eurodollar Acquisition Loan. The Tranche A Acquisition Loans held by each Lender on the Restatement Date are set forth on Annex III.

“Tranche A Non-Revolving Maturity Date” shall mean December 30, 2011 or, if such day is not a Business Day, the immediately preceding Business Day.

“Tranche A Revolving Commitment” shall mean, with respect to each Tranche A Revolving Lender, the commitment, if any, of such Revolving Lender to make Tranche A Revolving Loans hereunder up to the amount set forth on Annex II to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender assumed its Tranche A Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 10.04. The Canadian Tranche A Revolving Commitments of each Tranche A Revolving Lender shall constitute sub-facilities of such Revolving Lender’s Tranche A Revolving Commitment. The Tranche A Revolving Commitment of each Lender as of the Restatement Date is set forth on Annex II.

“Tranche A Revolving Exposure” shall mean, with respect to any Tranche A Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Tranche A Revolving Loans of such Revolving Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Revolving Lender’s LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Revolving Lender’s Swingline Exposure.

“Tranche A Revolving Facility” shall mean, at any time, the aggregate amount of the Tranche A Revolving Lenders’ Tranche A Revolving Commitments.

“Tranche A Revolving Lender” shall mean a Revolving Lender with a Tranche A Revolving Commitment and, with respect to any Canadian Tranche A Revolving Commitment, shall include the respective Canadian Tranche A Revolving Lender (it being understood that each Tranche A Revolving Lender that is not a Canadian Tranche A Revolving Lender shall have an affiliated Canadian Tranche A Revolving Lender that will provide the Canadian Tranche A Revolving Loans and become a signatory hereto).

“Tranche A Revolving Loan” shall mean a loan made by a Tranche A Revolving Lender to a Borrower pursuant to Section 2.01(b) or (c). Each Tranche A Revolving Loan shall either be an ABR Revolving Loan, a Canadian Prime Rate Loan, a Eurodollar Revolving Loan or a Bankers Acceptance (and any advances with respect thereto) denominated in Canadian dollars. The term “Tranche A Revolving Loans” shall include Canadian Tranche A Revolving Loans.

“Tranche A Revolving Maturity Date” shall mean December 30, 2010 or, if such day is not a Business Day, the immediately preceding Business Day.

“Tranche A Term Lenders” shall mean the US Tranche A Term Lenders, the Canadian Tranche A Term Lenders and the UK Tranche A Term Lenders.

“Tranche A Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Tranche A Term Loans” shall mean the US Tranche A Term Loans, the Canadian Tranche A Term Loans and the UK Tranche A Term Loans.

“Tranche B Acquisition Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make (via conversion of Existing Acquisition Loans) the Tranche B Acquisition Loans hereunder on the Restatement Date in the amount set forth on its signature page to the Amendment Agreement. The aggregate amount of the Lenders’ Tranche B Acquisition Commitments on the Restatement Date is $30,779,534.08, and the amount of each Lender’s Tranche B Acquisition Commitment on the Restatement Date is set forth on Annex III.

“Tranche B Acquisition Lender” shall mean a Lender with a Tranche B Acquisition Commitment or a Tranche B Acquisition Loan.

“Tranche B Acquisition Loans” shall mean the acquisition loans deemed made by the Lenders to US Borrower by conversion of Existing Acquisition Loans pursuant to Section 2.01(d). Each Tranche B Acquisition Loan shall be either a ABR Acquisition Loan or a Eurodollar Acquisition Loan.

“Tranche B Non-Revolving Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(e).

“Tranche B Non-Revolving Loans” shall mean the Tranche B Term Loans and the Tranche B Acquisition Loans.

“Tranche B Non-Revolving Lenders” shall mean the Tranche B Term Lenders and the Tranche B Acquisition Lenders.

“Tranche B Non-Revolving Maturity Date” shall mean September 30, 2013 or, if such day is not a Business Day, the immediately preceding Business Day.

“Tranche B Revolving Commitment” shall mean, with respect to each Tranche B Revolving Lender, the commitment, if any, of such Revolving Lender to make Tranche B Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Revolving Lender, in the Assignment and Acceptance pursuant to which such Revolving Lender assumed its Tranche B Revolving Commitment, or on the signature page to the Amendment Agreement executed and delivered by such Revolving Lender, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The Canadian Tranche B Revolving Commitments of each Tranche B Revolving Lender shall constitute sub-facilities of such Revolving Lender’s Tranche B Revolving Commitment. The aggregate amount of the Lenders’ Tranche B Revolving Commitments as of the Restatement Date is $40,000,000, and the Tranche B Revolving Commitment of each Lender as of the Restatement Date is set forth on Annex II.

“Tranche B Revolving Exposure” shall mean, with respect to any Tranche B Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Tranche B Revolving Loans of such Revolving Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Revolving Lender’s LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Revolving Lender’s Swingline Exposure.

“Tranche B Revolving Facility” shall mean, at any time, the aggregate amount of the Tranche B Revolving Lenders’ Tranche B Revolving Commitments.

“Tranche B Revolving Lender” shall mean a Revolving Lender with a Tranche B Revolving Commitment and, with respect to any Canadian Tranche B Revolving Commitment, shall include the respective Canadian Tranche B Revolving Lender (it being understood that each Tranche B Revolving Lender that is not a Canadian Tranche B Revolving Lender shall have an affiliated Canadian Tranche B Revolving Lender that will provide the Canadian Tranche B Revolving Loans and become a signatory hereto).

“Tranche B Revolving Loan” shall mean a loan made by a Tranche B Revolving Lender to a Borrower pursuant to Section 2.01(b) or (c). Each Tranche B Revolving Loan shall either be an ABR Revolving Loan, a Canadian Prime Rate Loan, a Eurodollar Revolving Loan or a Bankers Acceptance (and any advances with respect thereto) denominated in Canadian dollars. The term “Tranche B Revolving Loans” shall include Canadian Tranche B Revolving Loans.

“Tranche B Revolving Maturity Date” shall mean September 30, 2013 or, if such day is not a Business Day, the immediately preceding Business Day.

“Tranche B Revolver Usage” has the meaning set forth in the definition of “Letter of Credit Expiration Date.”

“Tranche B Term Lenders” shall mean the US Tranche B Term Lenders, the Canadian Tranche B Term Lenders and the UK Tranche B Term Lenders.

“Tranche B Term Loans” shall mean the US Tranche B Term Loans, the Canadian Tranche B Term Loans and the UK Tranche B Term Loans.

“Transaction Documents” shall mean the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Restatement Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of this Agreement and any other Loan Documents amended in connection therewith; and (b) the payment of all fees and expenses to be paid and owing in connection with any of the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate, the Alternate Base Rate, Canadian Prime Rate or Bankers’ Acceptances.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Commitment” shall mean UK Tranche B Term Commitment.

“UK Charge over Shares” shall mean the charge over shares dated on or about the date hereof in form and substance satisfactory to Collateral Agents and entered into among US Borrower and Collateral Agents, pursuant to which US Borrower charges (a) in favor of US Collateral Agent, for the ratable benefit of the US Secured Parties, 66% (or such lesser amount to eliminate fractional shares) of the Equity Interests in SGS-UK Holdings Ltd., and (b) in favor of Canadian Collateral Agent, for the ratable benefit of the Canadian Secured Parties, 100% of the Equity Interests in SGS-UK Holdings Ltd., as amended, restated, supplemented or otherwise modified from time to time.

“UK Opco” shall mean MCG Graphics Limited (f/k/a SGS-UK, Limited), a company incorporated under the laws of England and Wales with registered number 05473088.

“UK Security Agreement” shall mean that certain debenture dated on or about the date hereof substantially in form and substance satisfactory to Canadian Collateral Agent and entered into (or acceded to) by Canadian Collateral Agent and any Loan Party which is incorporated under the laws of England and Wales (being, on the date hereof, the SGS-UK Holdings Ltd.), pursuant to which such Loan Party shall (or shall purport to) grant any Lien and/or fixed or floating charges to Canadian Collateral Agent, for the ratable benefit of the Canadian Secured Parties, on or over all of the assets and undertaking of such Loan Party, as amended, restated, supplemented or otherwise modified from time to time.

“UK Security Documents” shall mean the UK Charge over Shares, the UK Security Agreement each other security document or pledge agreement delivered in accordance with the laws of England and Wales to create a valid, perfected security interest in any property as collateral for all or part of the Secured Obligations and/or the Guaranteed Obligations.

“UK Term Lenders” shall mean the UK Tranche A Term Lenders and the UK Tranche B Term Lenders.

“UK Term Loans” shall mean the UK Tranche A Term Loans and the UK Tranche B Term Loans.

“UK Tranche A Term Lender” shall mean a Lender with a UK Tranche A Term Loan.

“UK Tranche A Term Loans” shall mean the Existing UK Term Loans that are not UK Tranche B Term Loans. Each UK Tranche B Term Loan shall be a Eurodollar Term Loan. The Dollar Equivalent amount of UK Tranche A Term Loans held by each Lender on the Restatement Date is set forth on Annex III.

“UK Tranche B Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make (via conversion of Existing UK Term Loans) the UK Tranche B Term Loans hereunder on the Restatement Date in the amount set forth on its signature page to the Amendment Agreement. The aggregate amount of the Lenders’ UK Tranche B Term Commitments on the Restatement Date is the Dollar Equivalent of $6,308,399.95, and the Dollar Equivalent amount of each Lender’s UK Tranche B Term Commitment on the Restatement Date is set forth on Annex III.

“UK Tranche B Term Lender” shall mean a Lender with a UK Tranche B Term Commitment or a UK Tranche B Term Loan.

“UK Tranche B Term Loans” shall mean the term loans deemed made by the Lenders to US Borrower by conversion of Existing UK Term Loans pursuant to Section 2.01(a)(iii). Each UK Tranche B Term Loan shall be a Eurodollar Term Loan.

“United Kingdom” shall mean the United Kingdom of Great Britain and Northern Ireland.

“United States” shall mean the United States of America.

“US Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX and Section 10.04(a).

“US Borrower” shall have the meaning assigned to such term in the preamble hereto.

“US Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“US Mortgage” shall have the meaning assigned to such term in Section 3.20(c).

“US Obligations” shall mean (a) obligations of US Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by US Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of US Borrower and the other Loan Parties under this Agreement and the other Loan Documents with respect to obligations of US Borrower and the guarantors thereof, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of US Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents with respect to obligations of US Borrower and the guarantors thereof. Notwithstanding anything herein to the contrary, the term “US Obligations” shall only refer to obligations of US Borrower and its Domestic Subsidiaries hereunder (including with respect to any guarantees pursuant to Article VII) and under the other Loan Documents and shall not refer to obligations of Canadian Borrower or any Foreign Subsidiary.

“US Revolving Loans” shall mean each Revolving Loan denominated in dollars.

“US Secured Parties” shall mean US Administrative Agent, US Collateral Agent, each Lender that holds US Term Loans, Acquisition Loans or UK Term Loans or has Revolving Commitments (excluding Canadian Revolving Commitments).

“US Securities Collateral” shall have the meaning assigned to such term in the US Security Agreement.

“US Security Agreement” shall mean the Security Agreement substantially in the form of Exhibit M dated as of the Closing Date by Holdings, US Borrower and each Domestic Subsidiary of US Borrower (other than Mozaic and its Subsidiaries) in favor of US Collateral Agent, as the same may from time to time be modified, amended, extended or reaffirmed in accordance with the terms thereof.

“US Security Agreement Collateral” means the “Collateral” as defined in the US Security Agreement.

“US Term Commitment” shall mean the US Tranche B Term Commitment.

“US Term Lenders” shall mean the US Tranche A Term Lenders and the US Tranche B Term Lenders.

“US Term Loans” shall mean the US Tranche A Term Loans and the US Tranche B Term Loans.

“US Tranche A Term Lender” shall mean a Lender with a US Tranche A Term Loan.

“US Tranche A Term Loans” shall mean the Existing US Term Loans that are not US Tranche B Term Loans. Each US Tranche B Term Loan shall be either a ABR Term Loan or a Eurodollar Term Loan. The amount of US Tranche A Term Loans held by each Lender on the Restatement Date is set forth on Annex III.

“US Tranche B Term Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make (via conversion of Existing US Term Loans) the US Tranche B Term Loans hereunder on the Restatement Date in the amount set forth on its signature page to the Amendment Agreement. The aggregate amount of the Lenders’ US Tranche B Term Commitments on the Restatement Date is $47,707,414.65, and the Dollar Equivalent amount of each Lender’s US Tranche B Term Commitment on the Restatement Date is set forth on Annex III.

“US Tranche B Term Lender” shall mean a Lender with a US Tranche B Term Commitment or a US Tranche B Term Loan.

“US Tranche B Term Loans” shall mean the term loans deemed made by the Lenders to US Borrower by conversion of Existing US Term Loans pursuant to Section 2.01(a)(i). Each US Tranche B Term Loan shall be either a ABR Term Loan or a Eurodollar Term Loan.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof, unless otherwise agreed to by Borrowers and the Required Lenders. Notwithstanding the foregoing, upon the request of US Borrower, the parties hereto agree to enter into negotiations to amend the financial covenants and other terms of this Agreement if there occurs any change in GAAP or the rules promulgated with respect thereto that have a material effect on the financial statements of US Borrower and its Subsidiaries, so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of US Borrower and its Subsidiaries and such other terms shall be the same in all material respects after such changes as if such changes had not been made. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II.

THE CREDITS

SECTION 2.01 Commitments.

(a) Term Commitment.

(i) US Borrower acknowledges and agrees that the Existing US Term Lenders have fully funded the Existing US Term Loans and that no Existing US Term Lender shall have any further obligation to make any further loan to US Borrower in respect of the Original US Term Commitments. Subject to the terms and conditions and relying on the representations and warranties herein set forth, each Extending US Term Lender agrees, severally and not jointly, to be deemed to have made a US Tranche B Term Loan to US Borrower on the Restatement Date in the principal amount equal to its US Tranche B Term Commitment by converting its Existing US Term Loans to US Tranche B Term Loans in a principal amount equal to its US Tranche B Term Commitment. Any Existing US Term Loans of any Existing US Term Lender not so converted shall be deemed to be US Tranche A Term Loans hereunder.

(ii) Canadian Borrower acknowledges and agrees that the Existing Canadian Term Lenders have fully funded the Existing Canadian Term Loans and that no Existing Canadian Term Lender shall have any further obligation to make any further loan to Canadian Borrower in respect of the Original Canadian Term Commitments. Subject to the terms and conditions and relying on the representations and warranties herein set forth, each Extending Canadian Term Lender agrees, severally and not jointly, to be deemed to have made a Canadian Tranche B Term Loan to Canadian Borrower on the Restatement Date in the principal amount equal to its Canadian Tranche B Term Commitment by converting its Existing Canadian Term Loans to Canadian Tranche B Term Loans in a principal amount equal to its Canadian Tranche B Term Commitment. Any Existing Canadian Term Loans of any Existing Canadian Term Lender not so converted shall be deemed to be Canadian Tranche A Term Loans hereunder.

(iii) US Borrower acknowledges and agrees that the Existing UK Term Lenders have fully funded the Existing UK Term Loans and that no Existing UK Term Lender shall have any further obligation to make any further loan to US Borrower in respect of the Original UK Term Commitments. Subject to the terms and conditions and relying on the representations and warranties herein set forth, each Extending UK Term Lender agrees to be deemed to have made a UK Tranche B Term Loan to US Borrower on the Restatement Date in the principal amount equal to its UK Tranche B Term Commitment by converting its Existing UK Term Loans to UK Tranche B Term Loans in a principal amount equal to its UK Tranche B Term Commitment. Any Existing UK Term Loans of any Existing UK Term Lender not so converted shall be deemed to be UK Tranche A Term Loans hereunder.

(b) Revolving Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each Tranche A Revolving Lender agrees, severally and not jointly, to make US Revolving Loans to US Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Business Day preceding the Tranche A Revolving Maturity Date and the termination of the Tranche A Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Tranche A Revolving Commitment and (ii) each Tranche B Revolving Lender agrees, severally and not jointly, to make US Revolving Loans to US Borrower, at any time and from time to time on or after the Restatement Date until the earlier of the Business Day preceding the Tranche B Revolving Maturity Date and the termination of the Tranche B

Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Tranche B Revolving Commitment. No Borrowing may be made if after giving effect to such Borrowing Tranche B Revolver Usage would exceed the Tranche B Revolving Commitments.

(c) Canadian Revolving Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each Canadian Tranche A Revolving Lender agrees, severally and not jointly, to make Canadian Revolving Loans to Canadian Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Tranche A Revolving Maturity Date and the termination of the Canadian Tranche A Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (w) such Lender’s Revolving Exposure exceeding such Lender’s Tranche A Revolving Commitment, (x) such Lender’s Canadian Revolving Exposure exceeding such Lender’s Canadian Tranche A Revolving Commitment, (y) the aggregate amount of outstanding Canadian Revolving Loans exceeding the aggregate Canadian Revolving Commitments less the aggregate amount of outstanding Canadian Term Loans and (z) a violation or breach of the Senior Subordinated Note Documents and (ii) each Canadian Tranche B Revolving Lender agrees, severally and not jointly, to make Canadian Revolving Loans to Canadian Borrower, at any time and from time to time on or after the Restatement Date until the earlier of the Tranche B Revolving Maturity Date and the termination of the Canadian Tranche B Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (w) such Lender’s Revolving Exposure exceeding such Lender’s Tranche B Revolving Commitment, (x) such Lender’s Canadian Revolving Exposure exceeding such Lender’s Canadian Tranche B Revolving Commitment, (y) the aggregate amount of outstanding Canadian Revolving Loans exceeding the aggregate Canadian Revolving Commitments less the aggregate amount of outstanding Canadian Term Loans and (z) a violation or breach of the Senior Subordinated Note Documents; and

(d) Acquisition Commitment. US Borrower acknowledges and agrees that no Existing Acquisition Lender shall have any further obligation to make any further loan to US Borrower in respect of the Original Acquisition Commitments. Subject to the terms and conditions and relying on the representations and warranties herein set forth, each Extending Acquisition Lender agrees, severally and not jointly, to be deemed to have made a Tranche B Acquisition Loan to US Borrower on the Restatement Date in the principal amount equal to its Tranche B Acquisition Commitment by converting its Existing Acquisition Loans to Tranche B Acquisition Loans in a principal amount equal to its Tranche B Acquisition Commitment. Any Existing Acquisition Loans of any Existing Acquisition Lender not so converted shall be deemed to be Tranche A Acquisition Loans hereunder.

Amounts paid or prepaid in respect of Term Loans and the Acquisition Loans may not be reborrowed. Within the limits set forth in clauses (b) and (c) above and subject to the terms, conditions and limitations set forth herein, Borrowers may borrow, pay or prepay and reborrow Revolving Loans, including Canadian Revolving Loans. All Borrowings of Tranche B Term Loans and Tranche B Acquisition Loans made (or deemed made via conversion of Existing Term Loans or Existing Acquisition Loans, as the case may be) on the Restatement Date will have initial Interest Periods ending on the same dates as the Interest Periods applicable at such time to the applicable Existing US Term Loans, Existing Canadian Term Loans, Existing UK Term Loans and Existing Acquisition Loans.

SECTION 2.02 Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments (for the avoidance of doubt, all Borrowings prior to the Tranche A Revolving Maturity Date shall be made, and deemed to be made, ratably between the Tranche A Revolving Facility and Tranche B Revolving Facility); provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(f)(ii), (A) (x) ABR Loans in dollars comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 (or in the case of the Canadian Loans Can. $500,000 and Can. $1,000,000 respectively), (ii) in the case of UK Term Loans, the principal amount of the prior Borrowing (or such other amount as may be approved by the US Administrative Agent) or (iii) equal to the remaining available balance of the applicable Commitments and (B) Canadian Prime Rate Loans and Bankers’ Acceptances in Canadian dollars comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of Can$500,000 and not less than Can$1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans, Eurodollar Loans, Canadian Prime Rate Loans or Bankers’ Acceptances as the applicable Borrower (or Administrative Borrower on behalf of such Borrower) may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that such Borrower (or Administrative Borrower on behalf of such Borrower) shall not be entitled to request any Borrowing that, if made, would result in more than fifteen Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Canadian Loans (other than those made on the Closing Date) and Loans deemed made pursuant to Section 2.18(f)(ii), each applicable Lender shall make each applicable Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as US Administrative Agent may designate not later than 11:00 a.m., New York City time, and US Administrative Agent shall promptly credit the amounts so received to an account as directed by the applicable Borrower (or Administrative Borrower on behalf of such Borrower) in the applicable Borrowing Request maintained with US Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. With respect to each Canadian Loan (other than those made on the Closing Date), each applicable Lender shall make each Canadian Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in Toronto, Canada as Canadian Administrative Agent may designate not later than 11:00 a.m., New York City time, and Canadian Administrative Agent shall promptly credit the amounts so received to an account as directed by Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) in the applicable Borrowing Request maintained with Canadian Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the applicable Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the applicable Administrative Agent such Lender’s portion of such Borrowing, such Administrative Agent may assume that such Lender has made such portion available to such Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and such Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the applicable Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to such Administrative Agent, each of such Lender and Borrowers severally agrees to repay to such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to such Administrative Agent at (i) in the case such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to such Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay such Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, a Borrower (or Administrative Borrower on behalf of such Borrower) shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

(f)(i) Any “Revolving Loans” outstanding on the Restatement Date shall be continued as Revolving Loans hereunder; provided that after giving effect to this Agreement, (x) each Tranche A Revolving Lender will be deemed to be holding such Loans as “Tranche A Revolving Loans” and (y) each Tranche B Revolving Lender will be deemed to be holding such Loans as “Tranche B Revolving Loans, and (ii) any “Canadian Revolving Loans” outstanding on the Restatement Date shall be continued as Canadian Revolving Loans hereunder; provided that after giving effect to this Agreement, (x) each Canadian Tranche A Revolving Lender will be deemed to be holding such Loans as “Canadian Tranche A Revolving Loans” and (y) each Canadian Tranche B Revolving Lender will be deemed to be holding such Loans as “Canadian Tranche B Revolving Loans.”

SECTION 2.03 Borrowing Procedure.

(a) To request an Acquisition Borrowing or US Term Borrowing, US Borrower (or Administrative Borrower on behalf of US Borrower) shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to US Administrative Agent (i) in the case of a Eurodollar Borrowing in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Borrowing of Acquisition Loans or US Term Loans;

(ii) the aggregate amount for such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of US Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);

(vii) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice; and

(viii) in the case of an Acquisition Borrowing, that the conditions set forth in Section 4.03 have been satisfied as of the date of such notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then US Borrower (or Administrative Borrower on behalf of US Borrower) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, US Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) To request a UK Term Borrowing, US Borrower (or Administrative Borrower on behalf of US Borrower) shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to US Administrative Agent not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount for such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(iv) the location and number of US Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(v) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then US Borrower (or Administrative Borrower on behalf of US Borrower) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, US Administrative Agent shall advise each UK Term Lender of the details thereof and of the amount of such UK Term Lender’s UK Term Loan to be made as part of the requested Borrowing.

(c) To request a Canadian Term Borrowing, Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to Canadian Administrative Agent not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount for such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurodollar Borrowing, a Bankers’ Acceptance or Canadian Prime Rate Loan;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of Canadian Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(vi) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Bankers’ Acceptance, then Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Canadian Administrative Agent shall advise each Canadian Term Lender of the details thereof and of the amount of such Canadian Term Lender’s Canadian Term Loan to be made as part of the requested Borrowing.

(d) To request a Revolving Borrowing, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agents (i) in the case of a Eurodollar Borrowing in dollars or a Bankers’ Acceptance, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing or (iii) in the case of a Borrowing of Canadian Prime Rate Loans, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and Approved Currency for such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, or if such Borrowing is a Canadian Loan, whether such Borrowing is to be a Eurodollar Borrowing, a Bankers’ Acceptance or Canadian Prime Rate Loan;

(iv) in the case of a Eurodollar Borrowing or a Bankers’ Acceptance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);

(vi) an officer’s certificate to the effect that, after giving effect to such Borrowing, the outstanding principal balance of Revolving Loans used for Permitted Acquisitions does not exceed $20,000,000; and

(vii) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing in dollars (or, in the case of a Canadian Loan in Canadian dollars, a Canadian Prime Rate Borrowing). If no Interest Period is specified with respect to any requested Eurodollar Borrowing or Bankers’ Acceptance, then such Borrower (or Administrative Borrower on behalf of such Borrower) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agents shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(e) Bankers’ Acceptances.

(i) Canadian Administrative Agent. On each date that a Bankers’ Acceptance is to be accepted hereunder, Canadian Administrative Agent shall advise Canadian Borrower as to Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptance which any of the Canadian Lenders have agreed to purchase.

(ii) Purchase. Each Canadian Lender shall purchase a Bankers’ Acceptance accepted by it, and Canadian Borrower shall sell such Bankers’ Acceptance at the applicable Discount Rate. The relevant Canadian Lender shall provide to Canadian Administrative Agent on the date of the related Borrowing the Discount Proceeds less the Acceptance Fee payable by Canadian Borrower with respect to such Bankers’ Acceptance.

(iii) Sale. Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(iv) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate the issuance of Bankers’ Acceptances, Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. Canadian Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Lender shall bind Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of Canadian Borrower. Each Canadian Lender is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of such Canadian Lender. Each Canadian Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and canceled at their respective maturities.

(v) Execution. Drafts drawn by Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of Canadian Borrower or by its attorneys-in-fact, including attorneys-in-fact appointed pursuant to this Section. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on Canadian Borrower.

(vi) Issuance. Canadian Administrative Agent, promptly following receipt of a Borrowing Request or Interest Election Request for Bankers’ Acceptances, shall advise the Canadian Lenders of the notice and the face amount of Bankers’ Acceptances to be accepted by it and the applicable Interest Period (which shall be identical for all Canadian Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by reference to such Canadian Lender’s Pro Rata Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be Can$1,000,000 or a whole multiple thereof, the face amount shall be increased or reduced by Canadian Administrative Agent in its sole discretion to Can$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Revolving Lender shall have aggregate outstanding Canadian Revolving Exposure in excess of its Canadian Revolving Commitment.

(vii) Waiver of Presentment and Other Conditions. Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to any Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right and Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues or otherwise commences legal proceedings against Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by Canadian Borrower thereunder.

(viii) BA Equivalent Loans by Non-BA Lenders. Whenever Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) requests a Canadian Loan under this Agreement by way of Bankers’ Acceptances, each Non-BA Lender (or, at its option, any other Canadian Lender), shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to such Non-BA Lender’s Canadian Pro Rata Percentage of such Revolving Loan.

(ix) Terms Applicable to Discount Notes. As set out in the definition of “Bankers’ Acceptances,” that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(1) the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted and purchased on the same date in respect of the same Canadian Loan;

(2) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(3) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to BA Equivalent Loans on the same date in respect of the same Canadian Loan.

Notwithstanding the foregoing, it is understood and agreed that any Non-BA Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable BA Equivalent Loan shall be evidenced by a loan account, which such Non-BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes in respect of BA Equivalent Loans.

(x) Depository Bills and Notes Act. At the option of Canadian Borrower and any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted by such Canadian Lender may be issued in the form of depository bills for deposit with the Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section.

(xi) Prepayments and Mandatory Payments. If at any time any Bankers’ Acceptances are to be paid prior to their maturity, Canadian Borrower shall be required to deposit the face amount of such of such Bankers’ Acceptances being prepaid in an interest-bearing cash collateral account with Canadian Administrative Agent until the date of maturity of such Bankers’ Acceptances. The cash collateral account shall be under the sole control of Canadian Administrative Agent and shall be subject to no Liens, except for Liens in favor of Canadian Administrative Agent in its capacity as such. Except as contemplated by this Section, neither Canadian Borrower nor any person claiming on its behalf shall have any right to any of the cash in the cash collateral account. Canadian Administrative Agent shall apply the cash held in the cash collateral account to the face amount of such Bankers’ Acceptances at maturity, whereupon any cash remaining in the cash collateral account shall be released by Canadian Administrative Agent to Canadian Borrower.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. US Borrower hereby unconditionally promises to pay (i) to US Administrative Agent for the account of each US Tranche A Term Lender, the principal amount of each US Term Loan of such US Tranche A Term Lender as provided in Section 2.09(a), (ii) to US Administrative Agent for the account of each UK Tranche A Term Lender, the principal amount of each UK Term Loan of such UK Tranche A Term Lender as provided in Section 2.09(d), (iii) to US Administrative Agent for the account of each Tranche A Revolving Lender, the then unpaid principal amount of each US Tranche A Revolving Loan of such Revolving Lender on the Tranche A Revolving Maturity Date, (iv) to US Administrative Agent for the account of each Tranche B Revolving Lender, the then unpaid principal amount of each US Tranche B Revolving Loan of such Revolving Lender on the Tranche B Revolving Maturity Date, (v) to US Administrative Agent for the account of each Tranche A Acquisition Lender, the principal amount of each Acquisition Loan of such Tranche A Acquisition Lenders as provided in Section 2.09(b) and (vi) to the Swingline Lender, the then unpaid principal amount of such Swingline Loan issued by Swingline Lender on the earlier of the Tranche B Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, US Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested. Borrowers hereby unconditionally promise to pay to Administrative Agents for the account of each Tranche B Non-Revolving Lender, the principal amount of each Non-Revolving Loan of such Tranche B Non-Revolving Lender as provided in Section 2.09(e) provided that Canadian Borrower shall not be required to pay the principal amount of any US Tranche B Term Loan or Tranche B Acquisition Loan. Canadian Borrower hereby unconditionally promises to pay (x) to Canadian Administrative Agent for the account of each Canadian Tranche A Term Lender, the principal amount of each Canadian Term Loan of such Canadian Tranche A Term Lender as provided in Section 2.09(c), (y) to Canadian Administrative Agent for the account of each Canadian Tranche A Revolving Lender, the then unpaid principal amount of each Canadian Tranche A Revolving Loan of such

Canadian Revolving Lender on the Tranche A Revolving Maturity Date and (z) to Canadian Administrative Agent for the account of each Canadian Tranche B Revolving Lender, the then unpaid principal amount of each Canadian Tranche B Revolving Loan of such Canadian Revolving Lender on the Tranche B Revolving Maturity Date. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The applicable Administrative Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or such Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrowers (with a copy to the Administrative Agents) may request that Loans of any Class made by it be evidenced by a promissory note (unless already evidenced by a Bankers’ Acceptance). In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit K-1, K-2, K-3, K-4 or K-5, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrowers agree to pay to US Administrative Agent (for distribution as the Administrative Agents may separately agree) a commitment fee (a “Commitment Fee”) (i) for the account of each Tranche A Revolving Lender equal to the Applicable Fee per annum for Tranche A Revolving Commitments on the average daily unused amount of the Tranche A Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Tranche A Revolving Commitment terminates and (ii) for the account of each Tranche B Revolving Lender equal to (x) during the period prior to and including the Restatement Date, the Applicable Fee per annum for Tranche A Revolving Commitments and (y) during the period from and including the Restatement Date to but excluding the date on which such Tranche B Revolving Commitment terminates, the Applicable Fee per annum for Tranche B Revolving Commitments, in each case, on the average daily unused amount of the Tranche B Revolving Commitment of such Lender. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, (B) with respect to Tranche A Revolving Commitments, on the Tranche A Revolving Maturity Date and (C) with respect to Tranche B Revolving Commitments, on the Tranche B Revolving Maturity Date. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. Borrowers agree to pay to the applicable Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrowers and such Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. US Borrower agrees to pay (i) to US Administrative Agent a participation fee (“LC Participation Fee”) for the account of each (A) Tranche A Revolving Lender with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin for Tranche A Revolving Loans from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations), as appropriate, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Tranche A Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (B) Tranche B Revolving Lender with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin for Tranche B Revolving Loans from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Tranche B Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Tranche B Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the dates on which (x) the Tranche A Revolving Commitments terminate or (y) the Tranche B Revolving Commitments terminate, as applicable, and any such fees accruing after the date on which the Tranche B Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the applicable Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(e), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Canadian Prime Rate Loans. Subject to Section 2.06(e), the Loans comprising each Canadian Prime Rate Borrowing shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin in effect from time to time.

(c) Eurodollar Loans. Subject to the provisions of Section 2.06(e), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(d) Bankers’ Acceptances. Subject to Section 2.06(e), upon acceptance of a Bankers’ Acceptance by a Lender, Canadian Borrower shall pay to Canadian Administrative Agent on behalf of such Lender a fee (the “Acceptance Fee”) calculated on the face amount of such Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Interest Period applicable to such Bankers’ Acceptance and a year of 365 or 366 days, as applicable.

(e) Default Rate. Notwithstanding the foregoing, effective immediately during an Event of Default under Section 8.01(a), (b), (g), (h) or (p) or otherwise upon notice from the US Administrative Agent at the direction of the Required Lenders, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate (such rate, the “Default Rate”) equal to (i) in the case of principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus (x) on any date prior to the Tranche A Revolving Maturity Date, the rate applicable to (x) ABR Tranche A Revolving Loans as provided in Section 2.06(a) and (y) on any date after the Tranche A Revolving Maturity Date, the rate applicable to (x) ABR Tranche B Revolving Loans as provided in Section 2.06(a).

(f) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(e) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, Canadian Prime Rate Loan or a Swingline Loan without a permanent reduction in the Tranche A Revolving Commitments or Tranche B Revolving Commitments, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, the Canadian Prime Rate, Eurodollar Loans denominated in pounds or Bankers’ Acceptances shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, Adjusted LIBOR Rate or Acceptance Fee shall be determined by the applicable Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(h) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated and all Canadian Revolving Loans shall be payable in the currency in which they were made.

(i) Interest Act (Canada). For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate, to which such interest or fee rate is equivalent, is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The US Tranche B Term Commitments, the Canadian Tranche B Term Commitments, the UK Tranche B Term Commitments and the Tranche B Acquisition Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Restatement Date. The Tranche A Revolving Commitments shall automatically terminate on the Tranche A Revolving Maturity Date. The Tranche B Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Tranche B Revolving Maturity Date.

(b) Optional Terminations and Reductions. At their option, Borrowers may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments. Any permanent reduction of the Revolving Commitments shall result in a pro rata permanent reduction in the Canadian Revolving Commitments.

(c) Borrower Notice. Borrowers shall notify the Administrative Agents in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agents shall advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing, Acquisition Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing and Bankers’ Acceptance, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or a Bankers’ Acceptance, may elect Interest Periods therefor, all as provided in this Section (except that only Canadian Borrower may elect Canadian Prime Rate Borrowings or Bankers’ Acceptances). The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall not be entitled to request any conversion or continuation that, if made, would result in more than fifteen Eurodollar Borrowings or Bankers’ Acceptances having more than fifteen different Interest Periods being outstanding hereunder at any one time. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, the applicable Borrower (or Administrative Borrower on behalf of such Borrower) shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the applicable Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if such Borrower (or Administrative Borrower on behalf of such Borrower) were requesting a Revolving Borrowing, Acquisition Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii), (iv) and (v) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Approved Currency of the resulting Borrowing;

(iv) whether the resulting Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, a Eurodollar Borrowing or an advance by way of Bankers’ Acceptance; and

(v) if the resulting Borrowing is a Eurodollar Borrowing or an advance by way of a Bankers’ Acceptance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or an advance by way of a Bankers’ Acceptance but does not specify an Interest Period, then such Borrower (or Administrative Borrower on behalf of such Borrower) shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, such Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing or Canadian Prime Rate Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing or a Bankers’ Acceptance is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing or a Bankers’ Acceptance is repaid as provided herein, at the end of such Interest Period such Borrowing or a Bankers’ Acceptance other than a Borrowing of Canadian Loans shall be converted to (i) in the case of a Revolving Borrowing, an ABR Borrowing and (ii) in the case of a Bankers’ Acceptance, to a Canadian Prime Rate Borrowing. Eurodollar Borrowings denominated in Canadian dollars shall not be converted to an ABR Borrowing, but shall be prepaid by Canadian Borrower on the last day of such Interest Period in the circumstance described above. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the applicable Administrative Agent or the Required Lenders may require, by notice to the applicable Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or a Bankers’ Acceptance and (ii) unless repaid, each Eurodollar Borrowing other than a Borrowing of Canadian Loans shall be converted to an ABR Borrowing and each Bankers’ Acceptance shall be converted into a Canadian Prime Rate Loan, in each case, at the end of the Interest Period applicable thereto.

SECTION 2.09 Amortization of Term Borrowings and Acquisition Borrowings.

(a) US Borrower shall pay to US Administrative Agent, for the account of the US Tranche A Term Lenders, on the last day of each fiscal quarter of US Borrower ending prior to the Term Loan Maturity Date and on the Term Loan Maturity Date, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Tranche A Term Loan Repayment Date”), a principal amount of the US Tranche A Term Loans equal to (i) in the case of each Tranche A Term Loan Repayment Date occurring prior to the Restatement Date, the amount specified in the Existing Credit Agreement, (ii) in the case of each Tranche A Term Loan Repayment Date occurring after the Restatement Date (other than the last Tranche A Term Loan Repayment Date), 0.25% of the aggregate principal amount of the US Tranche A Term Loans outstanding on the Restatement Date (as adjusted from time to time pursuant to Section 2.10(h)) and (iii) in the case of the last Tranche A Term Loan Repayment Date, the aggregate principal amount of US Tranche A Term Loans outstanding on such Tranche A Term Loan Repayment Date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all US Tranche A Term Loans shall be due and payable on the Term Loan Maturity Date.

(b) US Borrower shall pay to US Administrative Agent, for the account of the Tranche A Acquisition Lenders, on the last day of each fiscal quarter of US Borrower ending prior to the Term Loan Maturity Date and on the Term Loan Maturity Date, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, an “Acquisition Loan Repayment Date”), a principal amount of the Tranche A Acquisition Loans equal to (i) in the case of each Acquisition Loan Repayment Date occurring prior to the Restatement Date, the amount specified in the Existing Credit Agreement, (ii) in the case of each Acquisition Loan Repayment Date occurring after the Restatement Date (other than the last Acquisition Loan Repayment Date), 0.25% of the aggregate principal amount of the Tranche A Acquisition Loans outstanding on the Restatement Date (as adjusted from time to time pursuant to Section 2.10(h)) and (iii) in the case of the last Acquisition Loan Repayment Date, the aggregate principal amount of Tranche A Acquisition Loans outstanding on such Acquisition Loan Repayment Date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Tranche A Acquisition Loans shall be due and payable on the Term Loan Maturity Date.

(c) Canadian Borrower shall pay to Canadian Administrative Agent, for the account of the Canadian Tranche A Term Lenders on each Tranche A Term Loan Repayment Date, a principal amount of the Canadian Tranche A Term Loans equal to (i) in the case of each Tranche A Term Loan Repayment Date occurring prior to the Restatement Date, the amount specified in the Existing Credit Agreement, (ii) in the case of each Tranche A Term Loan Repayment Date occurring after the Restatement Date (other than the last Tranche A Term Loan Repayment Date), 0.25% of the aggregate principal amount of the Canadian Tranche A Term Loans outstanding on the Restatement Date (as adjusted from time to time pursuant to Section 2.10(h)), and (iii) in the case of the last Tranche A Term Loan Repayment Date, the aggregate principal amount of Canadian Tranche A Term Loans outstanding on such Tranche A Term Loan Repayment Date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Canadian Tranche A Term Loans shall be due and payable on the Term Loan Maturity Date.

(d) US Borrower shall pay to US Administrative Agent, for the account of the UK Tranche A Term Lenders on each Tranche A Term Loan Repayment Date, a principal amount of the UK Tranche A Term Loans equal to (i) in the case of each Tranche A Term Loan Repayment Date occurring prior to the Restatement Date, the amount specified in the Existing Credit Agreement, (ii) in the case of each Term Loan Repayment Date occurring after the Restatement Date (other than the last Tranche A Term Loan Repayment Date), 0.25% of the aggregate principal amount of the UK Tranche A Term Loans outstanding on the Restatement Date (as adjusted from time to time pursuant to Section 2.10(h)), and (iii) in the case of the last Tranche A Term Loan Repayment Date, the aggregate principal amount of UK Tranche A Term Loans outstanding on such Tranche A Term Loan Repayment Date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all UK Tranche A Term Loans shall be due and payable on the Term Loan Maturity Date.

(e) Borrowers shall pay to the appropriate Administrative Agent, for the account of the Tranche B Non-Revolving Lenders, on the last day of each fiscal quarter of US Borrower ending prior to the Term Loan Maturity Date and on the Term Loan Maturity Date, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Tranche B Non-Revolving Loan Repayment Date”), a principal amount of Tranche B Non-Revolving Loans equal to (i) in the case of each Tranche B Non-Revolving Loan Repayment Date occurring prior to the Restatement Date, the amount specified in the Existing Credit Agreement, (ii) in the case of each Tranche B Non-Revolving Loan Repayment Date occurring after the Restatement Date (other than the last Tranche B Non-Revolving Loan Repayment Date), $1,250,000 (as adjusted from time to time pursuant to Section 2.10(h)) and (iii) in the case of the last Tranche B Non-Revolving Loan Repayment Date, the aggregate principal amount of Tranche B Non-Revolving Loans outstanding on such Tranche B Non-Revolving Loan Repayment Date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Tranche B Non-Revolving Loans shall be due and payable on the Term Loan Maturity Date.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount, (i) in respect of any Acquisition Loan or Term Loan, that is an integral multiple of $500,000 (or, if applicable, Can$500,000 or GBP 500,000) and not less than $1,000,000 (or, if applicable, Can$1,000,000 or GBP 1,000,000), and (ii) in respect of any Revolving Loan, that is an integral multiple of $100,000 (or, if applicable, Can$100,000) and not less than $1,000,000 (or, if applicable, Can$1,000,000) or, in each case, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrowers shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agents shall notify Borrowers and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrowers shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that (x) the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17) or (y) the sum of all Lenders’ Canadian Exposures exceeds the Canadian Revolving Commitments then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), then in each case, Borrowers shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrowers shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an aggregate amount sufficient to eliminate such excess.

(v) Borrowings by way of Bankers’ Acceptance may only be prepaid by cash collateralizing the same in accordance with Section 2.03(e)(xi).

(c) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by US Borrower or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c) or (f), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than the Dollar Equivalent of $500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than the Dollar Equivalent of $2,500,000 in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii) so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed the Dollar Equivalent of $5,000,000 in any fiscal year of Borrowers, such proceeds shall not be required to be so applied on such date to the extent that Borrowers shall have delivered an Officers’ Certificate to the Administrative Agents on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 270 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 270-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the applicable Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d) Debt Issuance or Preferred Stock Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by US Borrower or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) [Intentionally Omitted].

(f) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by US Borrower or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall exceed the Dollar Equivalent of $5,000,000, Borrowers shall have delivered an Officers’ Certificate to the Administrative Agents on or prior to such date stating that such proceeds are expected to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets, no later than 270 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the applicable Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12 or (B) US Borrower or its Subsidiaries is obligated to make such repair under the terms of its lease or other Liens to which it is subject; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 270-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g) Excess Cash Flow. No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) ten days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrowers shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50% of Excess Cash Flow for the Excess Cash Flow Period then ended minus any voluntary prepayments of Term Loans, Acquisition Loans and/or Non-Revolving Loans pursuant to Section 2.10(a), other than prepayments that reduced scheduled amortization payments during such Excess Cash Flow Period, and any permanent voluntary reductions to the Revolving Commitments to the extent that an equal amount of the Revolving Loans simultaneously is repaid.

(h) Application of Prepayments. Prior to any optional prepayment of Revolving Loans hereunder, Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). Any prepayments of Term Loans or Acquisition Loans pursuant to Section 2.10(a) shall be applied first to the Tranche A Term Loans, second to the Tranche A Acquisition Loans and third to the Tranche B Non-Revolving Loans. Any prepayments pursuant to Section 2.10(c), (d), (f) or (g) shall be applied to the Non-Revolving Loans. In the case of any prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated between the US Term Loans, Canadian Term Loans and UK Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. Any prepayment of Tranche A Term Loans hereunder shall be applied to reduce scheduled prepayments required under Section 2.09, first, to such scheduled repayments due on the Tranche A Term Loan

Repayment Dates occurring within the 12 months following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on each other Tranche A Term Loan Repayment Date. Any prepayment of Tranche A Acquisition Loans hereunder shall be applied, first, to such scheduled repayments due on the Acquisition Loan Repayment Dates occurring within the 12 months following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on each other Acquisition Loan Repayment Date. Any prepayment of Tranche B Non-Revolving Loans hereunder shall be applied to reduce scheduled prepayments required under Section 2.09, first, to such scheduled repayments due on the Tranche B Non-Revolving Loan Repayment Dates occurring within the 12 months following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on each other Tranche B Non-Revolving Loan Repayment Date. After application of mandatory prepayments of Term Loans and Acquisition Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, such amounts shall be applied to repay first the Tranche A Revolving Loans and second the Tranche B Revolving Loans.

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans, Acquisition Loans, and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans, ABR Acquisition Loans, ABR Revolving Loans and Canadian Prime Rate Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans, Eurodollar Acquisition Loans, Eurodollar Revolving Loans or Bankers’ Acceptances, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans and Canadian Prime Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans and Canadian Prime Rate Loans shall be immediately prepaid and, at the election of the applicable Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the applicable Collateral Agent and applied to the prepayment of Eurodollar Loans or Bankers’ Acceptances on the last day of the then next-expiring Interest Period for the applicable Eurodollar Loans and Bankers’ Acceptances, as the case may be; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agents may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i) Notice of Prepayment. The applicable Borrower shall notify the applicable Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or Bankers’ Acceptances, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), such Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment, to repay the remaining outstanding principal amount of any Loan or to reimburse

Issuing Bank for any LC Disbursement. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the applicable Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the applicable Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then such Administrative Agent shall give written notice thereof to the applicable Borrower and the Lenders as promptly as practicable thereafter and, until such Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(c) If prior to the commencement of any Interest Period relating to a Bankers’ Acceptance, Canadian Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that, by reason of circumstances affecting the money markets, there is no active market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances to be created hereunder, then:

(i) the right of Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower) to request a Canadian Revolving Loan by means of a Bankers’ Acceptance shall be suspended until such time as Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and Canadian Administrative Agent so notifies Canadian Borrower (or Administrative Borrower on behalf of Canadian Borrower);

(ii) any Borrowing Request which calls for the issuance of a Bankers’ Acceptance which is outstanding shall be cancelled and such Borrowing Request shall be deemed to be a request for a Canadian Prime Rate Loan in the face amount of the requested Bankers’ Acceptance;

(iii) any outstanding Interest Election Request requesting a conversion of a Canadian Prime Rate Loan into Bankers’ Acceptances or BA Equivalent Loan shall be deemed to be revoked; and

(iv) any outstanding Interest Election Request requesting a rollover of Bankers’ Acceptances or BA Equivalent Loans shall (unless revoked by Canadian Borrower before the Borrowing) be deemed to be an Interest Election Request requesting a conversion of such Loans into Canadian Prime Rate Loans.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it or any Bankers’ Acceptance purchased or accepted by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Bankers’ Acceptance purchased or accepted by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or purchasing or accepting any Bankers’ Acceptance, or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon written request of such Lender or the Issuing Bank (accompanied by a statement setting forth the basis for such request and a calculation of the amount thereof in reasonable detail), Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank reasonably determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, Bankers’ Acceptances purchased or accepted by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then upon written request of such Lender or the Issuing Bank (accompanied by a statement setting forth the basis for such request and a calculation of the amount thereof in reasonable detail) from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments; Prepayment Premium.

(a) In the event of (i) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.16(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrowers (with a copy to the Administrative Agents) and shall be conclusive and binding absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) In the event that any voluntary prepayment of all of the Tranche B Non-Revolving Loans is consummated on or prior to the first anniversary of the Restatement Date with the proceeds of a substantially concurrent issuance or incurrence of debt financing (which voluntary prepayment shall be deemed to have occurred even if a portion of the Tranche B Non-Revolving Loans are replaced, converted or re-evidenced with, into or by such new loans so long as all but not less than all of the Tranche B Non-Revolving Loans are so prepaid) the effect of which is to decrease the effective interest rate (taking into account all closing fees, rate adjustments and floors), the Borrowers shall pay to the applicable Administrative Agent, for the ratable account of each Tranche B Non-Revolving Lender, a premium equal to 1.0% of the principal amount of the Tranche B Non-Revolving Loans so prepaid.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the applicable Administrative Agent at the office designated by it from time to time, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The applicable Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrowers of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of the Tranche A Term Loans pursuant to Section 2.09 shall be allocated among the Tranche A Term Loan Lenders pro rata based on the principal amount of the Tranche A Term Loans held by the Tranche A Term Loan Lenders. Each payment by US Borrower on account of the principal of the Tranche A Acquisition Loans shall be allocated among the Tranche A Acquisition Lenders pro rata based on the principal amount of the Tranche A Acquisition Loans held by the Tranche A Acquisition Lenders hereunder. Each payment on account of principal of the Non-Revolving Loans as a whole shall be allocated among the Non-Revolving Lenders pro rata based on the principal amount of the Non-Revolving Loans held by the Non-Revolving Lenders. Each payment on account of principal of the Tranche B Non-Revolving Loans shall be allocated among the Tranche B Non-Revolving Lenders pro rata based on the principal amount of the Tranche B Non-Revolving Loans held by the Tranche B Non-Revolving Lenders. Each payment by the applicable Borrower on account of principal of the Revolving Borrowings shall be allocated among the Revolving Lenders pro rata based on the principal amount of the Revolving Loans held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the applicable Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(d) Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the applicable Administrative Agent of such fact, and (ii) purchase (for cash at face value in dollars) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to US Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrowers Default. Unless the applicable Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, such Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Administrative Agent, the applicable Collateral Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrowers. Borrowers shall indemnify the Agents, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agents, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability providing the basis for the calculation of such amount in reasonable detail delivered to Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agents), or by the Agents on their own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to the Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agents.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which US Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to US Borrower (with a copy to the Administrative Agents), at the time or times prescribed by applicable Requirements of Law or reasonably requested by US Borrower (or Administrative Borrower on behalf of US Borrower) or the Administrative Agents, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by either Borrower (or Administrative Borrower on behalf of such Borrower) or either Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by either Borrower (or Administrative Borrower on behalf of such Borrower) or either Administrative Agent as will enable either Borrower or such Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of non-US withholding taxes, the completion, execution and submission of non-US forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would be otherwise disadvantageous to such Lender in any material respect.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it may lawfully do so, deliver to US Borrower and the Administrative Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of US Borrower (or Administrative Borrower on behalf of US Borrower) or either Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the applicable Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If either Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been compensated by Borrowers, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of either Administrative Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent, such Lender or the Issuing Bank in the event such Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require either Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other person. Notwithstanding anything to the contrary, in no event will any Administrative Agent, any Lender or the Issuing Bank be required to pay any amount to Borrowers the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrowers shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender or if it becomes illegal for any Lender to continue to fund or make any Eurodollar Borrowing, or if Borrowers exercise their replacement rights under Section 10.02(d), then Borrowers may, at their sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers or such Eligible Assignee shall have paid to the applicable Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

SECTION 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to US Borrower from time to time until the Tranche B Revolving Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $3,500,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, US Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, US Borrower (or Administrative Borrower on behalf of US Borrower) shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to US Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to US Borrower by means of a credit to the general deposit account of US Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(f), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. US Borrower (or Administrative Borrower on behalf of US Borrower) shall not request a Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $500,000 above such amount.

(c) Prepayment. US Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and US Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to US Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and US Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, US Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to US Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of the Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and US Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. US Administrative Agent shall notify US Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of the Swingline Loan shall be made to US Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from US Borrower (or other party on behalf of US Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to US Administrative Agent. Any such amounts received by US Administrative Agent shall be promptly remitted by US Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve US Borrower of any default in the payment thereof.

SECTION 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, US Borrower (or Administrative Borrower on behalf of US Borrower) may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit denominated in an Approved Currency, for its own account or the account of a Subsidiary in a form reasonably acceptable to US Administrative Agent and the Issuing Bank, at any time and from time to time until the Tranche B Revolving Maturity Date (provided that US Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and US Borrower (or Administrative Borrower on behalf of US Borrower) shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by US Borrower (or Administrative Borrower on behalf of US Borrower) to, or entered into by US Borrower (or Administrative Borrower on behalf of US Borrower) with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, US Borrower (or Administrative Borrower on behalf of US Borrower) shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and US Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount and the Approved Currency thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that US Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

(c) A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, US Borrower (or Administrative Borrower on behalf of US Borrower) also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, US Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments, and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than the Dollar Equivalent of $100,000, in the case of a Commercial Letter of Credit, or the Dollar Equivalent of $500,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify US Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(e). On the first Business Day of each calendar month, the Issuing Bank shall provide to US Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and US Administrative Agent shall promptly provide such report to each Revolving Lender.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to US Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by US Borrower on the date due as provided in Section 2.18(f), or of any reimbursement payment required to be refunded to US Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. For the avoidance of doubt, upon the Tranche A Revolving Maturity Date, the aggregate amount of participations in Letters of Credit held by Tranche A Revolving Lenders shall be deemed to be reallocated to the Tranche B Revolving Lenders so that participation of the Tranche B Revolving Lenders in outstanding Letters of Credit shall be in proportion to the respective Tranche B Revolving Commitments of the Tranche B Revolving Lenders; provided, however, there shall be no such reallocation of participations in Letters to Credit to Tranche B Revolving Lenders in the event the maturity of the Loans has been accelerated on or prior to the Tranche A Revolving Maturity Date.

(f) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, US Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if US Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by US Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that US Borrower receives such notice; provided that US Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, US Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii) If US Borrower fails to make such payment when due, the Issuing Bank shall notify US Administrative Agent and US Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from US Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to US Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and US Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. US Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from US Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by US Administrative Agent from US Borrower thereafter will be promptly remitted by US Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to US Administrative Agent as provided above, each of such Revolving Lender and US Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to US Administrative Agent for the account of the Issuing Bank at (i) in the case of US Borrower, the rate per annum set forth in Section 2.18(i) and (ii) in the case of such Lender, at a rate determined by US Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(iv) All payments made pursuant to this Section 2.18(f) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.

(g) Obligations Absolute. The Reimbursement Obligations of US Borrower as provided in Section 2.18(f) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of US Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of US Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to US Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable Requirements of Law) suffered by US Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to US Administrative Agent and US Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve US Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(f)).

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless US Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to and including the date that US Borrower is required to reimburse such LC Disbursement under Section 2.18(f)(i), at the interest rate then in effect for ABR Revolving Loans, and thereafter, at the rate per annum determined pursuant to Section 2.06(e) until (but excluding) the date that US Borrower reimburses such LC Disbursement. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(f) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that US Borrower receives notice from US Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, US Borrower shall deposit on terms and in accounts satisfactory to US Collateral Agent, in the name of US Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to US Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by US Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of US Borrower under this Agreement. If US Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to US Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. US Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of US Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this paragraph (k) shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as the Issuing Bank, as the context shall require. The US Administrative Agent shall notify the Lenders of any such additional Issuing Bank. If at any time there is more than one Issuing Bank hereunder, US Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agents and US Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrowers, each Agent, the replaced Issuing Bank and the successor Issuing Bank. US Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, US Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, US Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(m) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it and for which such Issuing Bank is not indemnified by the Loan Parties; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank generally applicable to the Issuing Bank’s customers.

(n) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19 Appointment of Administrative Borrower for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and request Letters of Credit pursuant to this Agreement from Administrative Agents, Issuing Bank or any Lender in the name or on behalf of such Borrower. Administrative Agents, Issuing Bank and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and issue Letters of Credit on behalf of a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower.

(b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 2.19. Administrative Borrower shall ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letters of Credit on behalf of a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower.

(d) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agents.

SECTION 2.20 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (c)(v) below);

(b) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, US Borrower shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(j) for so long as such LC Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, US Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages; or

(v) if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Commitment that would have been reduced by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall each be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(c) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with the procedure set forth in Section 2.20(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein), but in no event shall any non-Defaulting Lender’s Revolving Exposure exceed its Revolving Commitment; and

(d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the applicable Administrative Agent in a segregated account (and such amount shall not bear interest hereunder) and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by such Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to such Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the US Administrative Agent, (iv) fourth, if so determined by the US Administrative Agent and US Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements with respect to which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the applicable Administrative Agent, Borrower, the Issuing Bank or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender or otherwise determines that a Defaulting Lender should no longer be deemed a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the applicable Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.20 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agents, the Collateral Agents, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Original Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly incorporated, organized or formed and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the Restatement Date, there is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. The Original Transactions entered into by each Loan Party were within such Loan Party’s powers and were duly authorized by all necessary action on the part of such Loan Party. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) such as are necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law except for such violations which could not reasonably be expected to have a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, material agreement or other material instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrowers have heretofore delivered to the Lenders (i) audited combined balance sheets and related audited combined statements of income, comprehensive income and enterprise capital and cash flows of the Acquired Business for the fiscal years ending on December 31, 2002, 2003 and 2004 (the “Audited Financial Statements”), (ii) unaudited combined balance sheets and related combined statements of income, comprehensive income and enterprise capital and cash flows of the Acquired Business for each fiscal quarter of the current fiscal year ending more than 30 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review) and (iii) unaudited combined balance sheets and related statements of income of the Acquired Business for each fiscal month beginning after the last fiscal quarter covered by the Unaudited Financial Statements and ending more than 30 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (and together with the Audited Financial Statements and the Unaudited Financial Statements, the “Pre-Closing Date Financial Statements”). Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) of the Existing Credit Agreement and of this Agreement (collectively, the “Credit Agreement Financial Statements”)

have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of the Acquired Business, in the case of the Pre-Closing Date Financial Statements, and US Borrower and its Subsidiaries, in the case of the Credit Agreement Financial Statements, as of the dates and for the periods to which they relate (subject in the case of unaudited financial statements to normal year end adjustments and the absence of footnotes).

(b) No Liabilities. Except as set forth in the Pre-Closing Date Financial Statements or the Credit Agreement Financial Statements delivered pursuant to the Existing Credit Agreement (or disclosed in the notes thereto) or otherwise permitted under this Agreement, as of the date hereof, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Subordinated Note Documents. Since December 31, 2009, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrowers have heretofore delivered to the Lenders forecasts of the financial performance of US Borrower and its Subsidiaries (x) on an annual basis, through December 31, 2013 and (y) on a quarterly basis, through December 30, 2011. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects the pro forma consolidated financial position and results of operations of US Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(d) Forecasts. The forecasts of financial performance of US Borrower and its Subsidiaries furnished to the Lenders have been prepared in good faith by Borrowers and based on assumptions believed by Borrowers to be reasonable when made.

SECTION 3.05 Properties.

(a) Generally. Except as set forth on Schedule 3.05(a) or with respect to property located at a Company’s customer locations, each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and obsolescence excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Restatement Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company.

(c) No Casualty Event. No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property that could not reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d) Collateral. Each Company owns or has rights to use all of the material Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, is licensed or otherwise has the right to use, all Intellectual Property used in the business for such Loan Party, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate dated the Restatement Date, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has not licensed or otherwise expressly authorized any other person (other than an Affiliate of such Loan Party) to use, any Intellectual Property listed in Schedule 12(a) or 12(b) to such Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to such Perfection Certificate are in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate dated the Restatement Date, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. As of the Restatement Date, Schedules 1(a) and 10(a) to the Perfection Certificate dated the Restatement Date set forth a list of (i) all the Subsidiaries of US Borrower and their jurisdictions of organization, formation or incorporation, as appropriate, as of the Restatement Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Restatement Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All Equity Interests consisting of capital stock of each

Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries (other than Mozaic). As of the Restatement Date, all Equity Interests of Holdings are owned by Equity Investors. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents or otherwise permitted under this Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests except as set forth in Schedule 3.07(a).

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the applicable Collateral Agent in any Equity Interests pledged to such Collateral Agent for the benefit of the Secured Parties under the applicable Security Agreement or the exercise by such Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of US Borrower and each Subsidiary on the Restatement Date is set forth on Schedule 10(a) to the Perfection Certificate dated the Restatement Date.

SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or, as of the Restatement Date, any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. No Company has violated any agreement or instrument to which it is a party or any corporate or other constitutional restriction to which it is subject which, if violated, would reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default would reasonably be expected to result in a Material Adverse Effect. Schedule 3.09 accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 8(a) or 8(b) to the Perfection Certificate dated the Restatement Date) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrowers have delivered to the Administrative Agents complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and, to the best knowledge of Borrowers, all such agreements are in full force and effect.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the applicable Security Documents does not violate such regulations.

SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. Borrowers shall only use the proceeds of (a) the Tranche B Term Loans deemed made on the Restatement Date solely to convert a portion of the outstanding principal amount of the Existing US Term Loans, Existing Canadian Term Loans and Existing UK Term Loans, (b) the Revolving Loans and Swingline Loans for Permitted Acquisitions, working capital and general corporate purposes, including without limitation, repurchases of Senior Subordinated Notes permitted under Section 6.11(a) (it being understood that no Revolving Loans or Swingline Loans shall be made on the Restatement Date) and (c) the Tranche B Acquisition Loans deemed made on the Restatement Date solely to convert a portion of the outstanding principal amount of the Existing Acquisition Loans.

SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, provincial, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP (and any locally applicable generally accepted accounting principles) and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP (and any locally applicable generally accepted accounting principles) for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agents or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.15 Labor Matters. As of the Restatement Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which would reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Restatement Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is generally able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date, (e) each Loan Party has not ceased paying its current obligations in the ordinary course of business as they generally become due and (f) with respect to each Loan Party incorporated under the laws of England and Wales only, it is not “unable to pay its debts”; provided, that in this context, “unable to pay its debts” means that there are no grounds on which such Loan Party could be deemed unable to pay its debts (as defined in Section 123(1) of the United Kingdom Insolvency Act 1986) or on which a court could be satisfied that the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the United Kingdom Insolvency Act 1986). In computing the amount of contingent and unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.17 Employee Benefit Plans. Each Plan that is subject to ERISA is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of any Company which is subject to ERISA or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company which is subject to ERISA. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company which is subject to ERISA or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

To the extent applicable, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation and the ITA; (ii) all obligations of the Canadian Borrower and its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans and the funding agreements therefor have been performed in a timely fashion; (iii) there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; (iv) all contributions or premiums required to be made by Canadian Borrower or any of its Subsidiaries to the Canadian Pension Plans and the Canadian Benefit Plans have been made in a timely fashion in accordance with the terms of such plans and applicable laws and regulations; (v) all employee contributions or premiums to the Canadian Pension Plans and the Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans in a timely fashion; (vi) all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion; (vii) to the knowledge of the Borrowers, there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans; (viii) there have been no partial terminations of any Canadian Pension Plan and, to the knowledge of the Borrowers, no circumstances exist or have existed that would result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under applicable laws; (ix) no amount is owing by or in respect of any of the Canadian Pension Plans under the ITA or any provincial taxation statute; (x) each of the Canadian Pension Plans which is a defined benefit registered pension plan is fully funded both on an ongoing basis and on a solvency basis pursuant to actuarial assumptions and methods which are utilized in the valuation last filed with the applicable governmental authorities for such plan and which are consistent with generally accepted actuarial principles; (xi) the Borrowers, after diligent enquiry, have neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim; and (xii) to the knowledge of the Borrowers, no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan or Canadian Benefit Plan that is reasonably likely to result in any Borrower or Guarantor incurring any liability, fine or penalty.

SECTION 3.18 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(v) No person (other than a Company) with an indemnity or contribution obligation to any Company relating to compliance with or liability under Environmental Law is, to the knowledge of the Companies, in default with respect to such obligation;

(vi) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (x) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (z) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum; and

(viii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies.

(ix) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(x) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance policies maintained by each Company as of the Restatement Date. All insurance policies maintained by the Companies are in full force and effect, all premiums required to have been paid have been duly paid, no Company has received written notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Documents. The US Security Agreement is effective to create in favor of US Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the US Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate dated the Restatement Date or as otherwise provided in clause (b) below and (ii) upon the taking of possession or control by US Collateral Agent of the US Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to US Collateral Agent to the extent possession or control by US Collateral Agent is required by each Security Document), the Liens created by the US Security Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors in the US Security Agreement Collateral (other than such US Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens. The Security Agreements are effective to create in favor of Canadian Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when financing statements or other filings in appropriate form are filed in the applicable governmental offices the Liens so created shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors in the Collateral, in each case subject to no Liens other than Permitted Liens.

(b) Copyright Office Filing. When the applicable Security Agreement or a short form thereof is filed in the United States Copyright Office or comparable office in a foreign jurisdiction, the Liens created by such Security Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the copyrights and copyright licenses (as described in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c) Mortgages. Each Mortgage entered into by US Borrower or one of its Domestic Subsidiaries (each, a “US Mortgage”) is effective to create, in favor of US Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to US Collateral Agent, and when the US Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Restatement Date (or, in the case of any US Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such US Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the US Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such US Mortgage.

(d) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the applicable Collateral Agent, for the benefit of the applicable Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and

(i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the applicable Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to such Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21 [Intentionally Omitted].

SECTION 3.22 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23 Subordination of Senior Subordinated Notes. The Secured Obligations are “Senior Debt,” the Guaranteed Obligations are “Guarantor Senior Debt” and the Secured Obligations and Guaranteed Obligations are “Designated Senior Debt,” in each case, within the meaning of the Senior Subordinated Note Documents.

SECTION 3.24 UK Financial Assistance. Neither the execution, delivery and performance of any of the Loan Documents nor the incurrence of any obligations or liabilities (actual or contingent) thereunder by any Loan Party incorporated under the laws of England and Wales constitutes or will constitute unlawful financial assistance for the purposes of Sections 151 to 158 (inclusive) of the United Kingdom Companies Act 1985 (as amended or otherwise re-enacted from time to time).

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Restatement Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement and the obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made (or deemed to be made) by it shall be subject to the prior or concurrent satisfaction (except to the extent that such conditions are permitted to be satisfied on a post-closing basis pursuant to Section 5.14 hereof) of each of the conditions precedent set forth in Section 8 of the Amendment Agreement (or the waiver thereof) (the date on which such conditions are satisfied or waived, the “Restatement Date”).

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the Credit Extension deemed to be made on the Restatement Date) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agents shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and US Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and US Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by the applicable Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by such Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied. The applicable Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agents may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders and Required Revolving Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agents and each Lender:

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2010, (i) the consolidated balance sheet of US Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out US Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agents (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of US Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items and Consolidated EBITDA of US Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations of US Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clauses (i) and (iii) may be furnished in the form of a Form 10-K);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2010, (i) the consolidated balance sheet of US Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out US Borrower and its Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of US Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items and Consolidated EBITDA of US Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clauses (i) and (iii) may be furnished in the form of a Form 10-Q);

(c) Monthly Reports. Within 30 days after the end of each of the first two months of each fiscal quarter, (i) the consolidated balance sheet of US Borrower as of the end of such two months and the related consolidated statements of income and cash flows of US Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of US Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agents setting forth (A) statement of income items and Consolidated EBITDA of US Borrower for such month and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such month and for the then elapsed portion of the fiscal year consistent with internal reporting standards and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agents, of the financial condition and results of operations for such month and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending September 30, 2010, setting forth computations in reasonable detail satisfactory to the Administrative Agents demonstrating compliance with the covenants contained in Section 6.10 and, concurrently with any delivery of financial statements under Section 5.01(a) above, setting forth US Borrower’s calculation of Excess Cash Flow and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2010, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of US Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e) Financial Officer’s Certificate Regarding Collateral. (i) Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a certificate of a Financial Officer (x) setting forth (but only to the extent not previously disclosed as required by the Security Agreement) any updates to the information required pursuant to Section 2 of the Perfection Certificate as supplemented from time to time and (y) stating whether, so long as the Canadian Collateral Agent’s liens on the Canadian Collateral have not been perfected in the Province of Quebec, the aggregate fair market value of all assets and property situated in the Province of Quebec is greater than or less than 1,000,000 Canadian dollars;

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be (it being acknowledged and agreed that the delivery requirement described in this Section 5.01(f) may be satisfied by transmitting to the US Administrative Agent via electronic mail an internet link to the applicable materials);

(g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public or chartered accountants and the management’s responses thereto;

(h) Budgets. Within 30 days after the beginning of each fiscal year, a budget for US Borrower in form reasonably satisfactory to the Administrative Agents, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrowers to the effect that the budget of US Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget, to the extent approved by the Board of Directors;

(i) Organization. Concurrently with any delivery of financial statements under Section 5.01(a), an accurate organizational chart as required by Section 3.07(c), or confirmation that there are no changes to Schedule 10(a) to the Perfection Certificate;

(j) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of a material default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

(k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agents may reasonably request.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agents written notice of the following promptly (and, in any event, within five Business Days of the occurrence thereof or a Responsible Officer becoming aware):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and

(c) any development that has resulted in, or would reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, Intellectual Property material to the conduct of its business except where the failure to do or cause to be done such things could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign or extra-provincial corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses or Intellectual Property that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agents may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agents and the Collateral Agents); provided that with respect to physical hazard insurance, the applicable Company shall not agree to the adjustment of any claim thereunder without the consent of the Collateral Agents (such consent not to be unreasonably withheld or delayed).

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agents of written notice thereof, (ii) name the applicable Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the applicable Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and be reasonably satisfactory in all other respects to the Collateral Agents.

(c) Notice to Agents. Notify the Administrative Agents and the Collateral Agents immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agents and the Collateral Agents a duplicate original copy of such policy or policies.

(d) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agents or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Broker’s Report. Deliver to the Administrative Agents and the Collateral Agents and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agents or the Collateral Agents may from time to time reasonably request.

(f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is (i) inconsistent with past practices and (ii) reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agents, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions or (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c) Tax Shelter Reporting. Borrowers do not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agents thereof.

SECTION 5.06 Employee Benefits. (a) With respect to any Plan, comply in all material respects with the applicable provisions of ERISA, the Code and all applicable Requirements of Law and (b) furnish to the Administrative Agents (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event or Canadian Pension Event has occurred that, alone or together with any other ERISA Event or Canadian Pension Event would reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrowers setting forth details as to such ERISA Event or Canadian Pension Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by any Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event or Canadian Pension Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) or Canadian Pension Plan as any Administrative Agent shall reasonably request. With respect to any Loan Party organized outside the United States, such Loan Party shall ensure that all Foreign Plans, Canadian Pension Plans and pension plans or schemes operated by or maintained for the benefit of any of its employees are, to the extent required by applicable Requirements of Law, fully funded based on reasonable actuarial assumptions and recommendations and otherwise are operated or maintained in all material respects as required by applicable Requirements of Law.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by any Administrative Agent or any Lender (but at such Lender’s expense if no Event of Default has occurred and is continuing) to visit and inspect the financial records and the property of such Company upon reasonable prior written notice at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Administrative Agent or any Lender (but at such Lender’s expense if no Event of Default has occurred and is continuing) to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants) provided that a representative of each Company may participate in any such discussion.

(b) Within 150 days after the end of each fiscal year of the Companies, at the request of any Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of such Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property (whether owned, operated or leased) of any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of any Administrative Agent or the Required Lenders through such Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agents and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 [Intentionally Omitted].

SECTION 5.11 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof (or such later date consented to by the applicable Collateral Agent in its sole discretion)) (i) execute and deliver to the Administrative Agents and the Collateral Agents such amendments or supplements to the relevant Security Documents or such other documents as any Administrative Agent or Collateral Agent shall deem necessary or advisable to grant to the applicable Collateral Agent, for its benefit and for the benefit of the applicable Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by any Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the applicable Collateral Agent such documents as the applicable Administrative Agent or such Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary (or such later date consented to by the applicable Collateral Agent in its sole discretion)) (i) deliver to the applicable Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary (other than, in the case of a Foreign Subsidiary, the Equity Interests required by applicable local law to be held by individuals residing in such jurisdiction), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank, or otherwise as required by a Requirement of Law, by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to, subject to applicable local law, execute a Joinder Agreement or such comparable documentation to become a Guarantor (provided, that in the case of any Foreign Subsidiary, such Foreign Subsidiary shall have the benefit of Section 7.10 and, in any event, such Foreign Subsidiary shall not guarantee the US Obligations) and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, subject to applicable local law, grant Liens in favor of Canadian Collateral Agent over all or substantially all of its assets, if applicable, on similar terms to the Liens granted pursuant to any Security Document to which any other Foreign Subsidiary incorporated in the same jurisdiction as such Foreign Subsidiary is a party, having first completed any requirements of any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital, and (B) to take all actions necessary or advisable in the opinion of any Administrative Agent or Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements (or the foreign equivalent thereof) in such jurisdictions as may be reasonably requested by such Administrative Agent or such Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the applicable Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) Promptly grant to the applicable Collateral Agent, within 30 days of the acquisition thereof (or such later date consented to by the applicable Collateral Agent in its sole discretion), a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $500,000, and (ii) unless such Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value of at least $500,000, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agents and the Collateral Agents and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agents. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agents required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agents such documents as any Administrative Agent or the Collateral Agent reasonably shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agents and the Collateral Agents) in respect of such Mortgage).

(d) US Borrower may designate any Foreign Subsidiary acquired or formed after the Closing Date as a Non-Guarantor Subsidiary by written notice to the Administrative Agent; provided, however, that if at any time any Non-Guarantor Subsidiary or group of Non-Guarantor Subsidiaries in the aggregate (other than any Foreign Subsidiary that is not required to take the actions specified in Section 5.11(b)(ii) by operation of the last sentence of Section 5.11(b)) not otherwise subject to Section 5.11(b) has assets with either a book value or fair market value in excess of the Dollar Equivalent of $1,000,000, then Borrower shall, and shall cause one or more of such Subsidiaries to, comply with Section 5.11(b) within the time frames set forth therein so that no Non-Guarantor Subsidiary or group of Non-Guarantor Subsidiaries in the aggregate holds property having either a book value or fair market value in excess of the Dollar Equivalent of $1,000,000.

(e) Notwithstanding anything to the contrary in this Section 5.11, the requirements of this Section 5.11 shall not apply to any property or Foreign Subsidiary acquired or formed after the Restatement Date as to which the applicable Collateral Agent has determined in its sole discretion (by sending written notice to the Administrative Borrower) that the costs (time, expense and otherwise) of obtaining a perfected security interest therein are excessive to the benefit to the Secured Parties of obtaining such perfected security interest.

SECTION 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of any Administrative Agent or any Collateral Agent, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by any Administrative Agent or Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agents and the Collateral Agents from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agents and the Collateral Agents as any Administrative Agent or Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by any Administrative Agent, any Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that such Administrative Agent, such Collateral Agent or such Lender may require. If any Administrative Agent, any Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to such Administrative Agent and such Collateral Agent.

SECTION 5.13 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or registered office, as appropriate, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number, business identification number, organizational identification number or registered office, as appropriate, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agents and the Administrative Agents not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agents, of its intention so to do, clearly describing such change and providing such other information in connection therewith as any Collateral Agent or Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agents to maintain the perfection and priority of the security interest of the applicable Collateral Agent for the benefit of the applicable Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agents with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agents of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agents and the Collateral Agents a Perfection Certificate Supplement and a certificate of a Responsible Officer of Borrowers certifying that all UCC and PPSA financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.14 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

SECTION 5.15 Affirmative Covenants with Respect to Leases. With respect to each Lease, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders and Required Revolving Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) the Senior Subordinated Notes and Senior Subordinated Note Guarantees (including any notes and guarantees issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the Senior Subordinated Notes and Senior Subordinated Note Guarantees) and Indebtedness outstanding on the Restatement Date and listed on Schedule 6.01(b), and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04(f);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations incurred after the Restatement Date, and refinancings or renewals thereof, in an aggregate amount not to exceed the Dollar Equivalent of $10,000,000 at any time outstanding;

(f) Indebtedness incurred by Foreign Subsidiaries (other than Indebtedness of Canadian Borrower incurred pursuant to this Agreement) and Subsidiaries that are not Guarantors, and refinancings or renewals thereof, in an aggregate amount not to exceed the Dollar Equivalent of $20,000,000 at any time outstanding;

(g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed the Dollar Equivalent of $5,000,000 at any time outstanding;

(h) Contingent Obligations of any Loan Party or its Subsidiaries in respect of leases or Indebtedness otherwise permitted under this Section 6.01 and entered into in the ordinary course of business;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Unsecured Indebtedness of a person existing at the time such person is acquired by or merged with or into or consolidated or amalgamated with any Loan Party or its Subsidiaries after the Restatement Date or is assumed in connection with the acquisition of assets from such person after the Restatement Date (and not created in anticipation or contemplation thereof, but including Indebtedness of any Loan Party or its Subsidiaries to former owners of any business acquired in connection with a Permitted Acquisition) in an amount not to exceed the Dollar Equivalent of $10,000,000 at any time outstanding; provided that Indebtedness of such person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction shall not be considered Indebtedness for purposes of this Agreement;

(l) Indebtedness of any Loan Party or its Subsidiaries issued to any of its directors, employees, officers or consultants or a Subsidiary after the Restatement Date in connection with the redemption or purchase of Equity Interests in an aggregate amount at any time outstanding that does not exceed the Dollar Equivalent of $5,000,000;

(m) [intentionally omitted]; and

(n) other unsecured Indebtedness of any Company in an aggregate amount not to exceed the Dollar Equivalent of $20,000,000 at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) any Lien in existence on the Restatement Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Restatement Date and (ii) does not encumber any property other than the property subject thereto on the Restatement Date (any such Lien, an “Existing Lien”);

(d) survey exceptions, easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions, goods and services taxes, sales taxes, municipal taxes, Quebec corporate taxes and Quebec pension fund obligations, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed the Dollar Equivalent of $1,500,000 in the aggregate;

(g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure the repayment of any Indebtedness except Obligations hereunder;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated or amalgamated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC or PPSA financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) the existence of the “equal and ratable” clause in the Senior Subordinated Note Documents (but not any security interests granted pursuant thereto);

(p) customary Liens on deposits required in connection with the purchase of property, plant, equipment and inventory, in each case incurred in the ordinary course of business;

(q) Liens in favor of any Loan Party;

(r) any interest or title of a lessor under any lease in such lease entered into in the ordinary course of business;

(s) Liens securing Indebtedness permitted under Section 6.01(f);

(t) Liens of any Company with respect to obligations incurred after the Restatement Date that do not in the aggregate exceed the Dollar Equivalent of $5,000,000 at any time outstanding;

provided, however, that no consensual Liens shall be permitted to exist, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Original Transactions in accordance with the provisions of the Original Transaction Documents;

(b) Investments outstanding on the Restatement Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 6.01(c);

(e) loans and advances made after the Restatement Date to directors, employees and officers of Borrowers and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in aggregate amount not to exceed the Dollar Equivalent of $2,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments (i) by any Company in US Borrower or any wholly-owned Domestic Subsidiary of US Borrower, (ii) by any Foreign Subsidiary of US Borrower in Canadian Borrower or any other Foreign Subsidiary of US Borrower, (iii) by a Company that is not a Guarantor in any other Company, (iv) by US Borrower in its Domestic Subsidiaries, (v) by US Borrower in its Foreign Subsidiaries made after the Restatement Date in an aggregate amount not to exceed the Dollar Equivalent of $25,000,000 at any time and (vi) by Canadian Borrower in its Subsidiaries so long as such Subsidiaries are, or become, Guarantors to the extent required by Section 5.11; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or pursuant to any litigation, arbitration or other disputes with persons who are not Affiliates of a Company;

(h) Investments made by Borrowers or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i) Investments made in connection with any Permitted Acquisition;

(j) Investments made in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of Equity Interests of Holdings or from the substantially concurrent contribution of common equity capital to Holdings;

(k) Contingent Obligations permitted by Section 6.01;

(l) the repurchase of securities after the Restatement Date deemed to occur upon the exercise of stock or similar options to the extent such securities represent all or a portion of the exercise price of those options in an amount not to exceed the Dollar Equivalent of $2,000,000 in any fiscal year;

(m) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Loan Party that is contractually subordinated to the Obligations with the net cash proceeds from a substantially concurrent incurrence of permitted refinancing Indebtedness;

(n) the repurchase, redemption or other acquisition or retirement after the Restatement Date of any Equity Interests of Holdings or any of its Subsidiaries held by any current or former officer, director or employee of Holdings or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an amount not to exceed the Dollar Equivalent of $5,000,000; and

(o) other Investments made after the Restatement Date in an aggregate amount not to exceed the Dollar Equivalent of $15,000,000 at any time outstanding.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to Borrowers or any Guarantor.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, except that the following shall be permitted:

(a) the Original Transactions as contemplated by the Original Transaction Documents;

(b) Asset Sales in compliance with Section 6.06;

(c) acquisitions in compliance with Section 6.07;

(d) any Company other than Borrowers may merge or consolidate with or into any Domestic Subsidiary as long as such Domestic Subsidiary is the surviving person; provided that the Lien on and security interest in such property granted or to be granted in favor of the applicable Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

(e) any Subsidiary may dissolve, liquidate, amalgamate or wind up its affairs at any time; provided that such dissolution, liquidation, amalgamation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders (or such greater number of Lenders as required pursuant to Section 10.02) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed the Dollar Equivalent of $10,000,000 in any four consecutive fiscal quarters of Borrowers;

(c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) the Original Transactions as contemplated by the Original Transaction Documents;

(e) mergers and consolidations in compliance with Section 6.05;

(f) assignments and licenses of Intellectual Property in the ordinary course of business; and

(g) dispositions of assets as a result of a Casualty Event so long as the proceeds thereof are applied in accordance with Section 2.10(f).

To the extent the Required Lenders (or such greater number of Lenders as required pursuant to Section 10.02) waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person, except that the following shall be permitted:

(a) Capital Expenditures by US Borrower and its Subsidiaries shall be permitted to the extent permitted by Section 6.10(c);

(b) purchases, licenses and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c) Investments in compliance with Section 6.04;

(d) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) the Original Transactions as contemplated by the Original Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05; and

(h) acquisitions of property of US Borrower or any of its Subsidiaries by (i) US Borrower, (ii) any Subsidiary of US Borrower that is a Guarantor and (iii) to the extent the Asset Sale is permitted by Section 6.06, any other Subsidiary;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agents under the applicable Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

SECTION 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company to Borrowers or any Guarantor that is a Wholly Owned Subsidiary of any Borrower;

(b) Dividends by Mozaic;

(c) so long as no Event of Default has occurred it is continuing, payments by US Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings (it being understood that such costs and expenses shall not include costs, fees or expenses incurred in connection with the consummation of the Transactions or pursuant to the Advisory Agreement or any other management agreement);

(d) payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem its Qualified Capital Stock held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $3,000,000;

(e) payments to Holdings in respect of Permitted Tax Distributions to the extent actually used by Holdings to pay applicable income Taxes;

(f) [intentionally omitted]; and

(g) the repurchase or redemption by Holdings of Equity Interests of Holdings held by CSC or another Equity Investor set forth in clause (1) of the definition thereof concurrently with the issuance of a commensurate amount of Equity Interests of Holdings to Lyon Southern Inc. or other Equity Investor set forth in clause (3) of the definition thereof.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrowers and one or more Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e) and (f);

(c) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of US Borrower;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) so long as no Default exists, (i) the payment of regular management fees in the amounts and at the times specified in the Advisory Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that the payment of regular management fees pursuant to the Advisory Agreement shall in any event not exceed $500,000 per fiscal year; and (ii) the payment of fees pursuant to the Advisory Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date, in an amount equal to one percent of the total enterprise value of any Permitted Acquisition acquired for cash consideration in excess of $25,000,000;

(f) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) or other agreement to which it is a party on the Closing Date, and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.09(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(g) sales of Qualified Capital Stock of Holdings to Affiliates of Holdings not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings; and

(i) the Original Transactions as contemplated by the Original Transaction Documents.

SECTION 6.10 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as measured on the dates set forth in the table below for the twelve-month period ending on such measurement date, to exceed the ratio set forth opposite such period in the table below:

Test Period	Leverage Ratio
March 31, 2006	6.25 to 1.00
June 30, 2006	6.25 to 1.00
September 30, 2006	6.25 to 1.00
December 31, 2006	6.25 to 1.00
March 31, 2007	6.00 to 1.00
June 30, 2007	6.00 to 1.00
September 30, 2007	6.00 to 1.00
December 31, 2007	5.75 to 1.00
March 31, 2008	5.75 to 1.00
June 30, 2008	5.50 to 1.00
September 30, 2008	5.50 to 1.00
December 31, 2008	5.50 to 1.00
March 31, 2009	5.25 to 1.00
June 30, 2009	5.25 to 1.00
September 30, 2009	5.25 to 1.00
December 31, 2009	5.25 to 1.00
March 31, 2010 and thereafter	5.00 to 1.00

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, as measured on the dates set forth in the table below for the twelve-month period ending on such measurement date, to be less than the ratio set forth opposite such period in the table below:

Test Period	Interest Coverage Ratio
March 31, 2006	1.60 to 1.00
June 30, 2006	1.60 to 1.00
September 30, 2006	1.60 to 1.00
December 31, 2006	1.60 to 1.00
March 31, 2007	1.60 to 1.00
June 30, 2007	1.60 to 1.00
September 30, 2007	1.60 to 1.00
December 31, 2007	1.60 to 1.00
March 31, 2008	1.70 to 1.00
June 30, 2008	1.70 to 1.00
September 30, 2008	1.70 to 1.00
December 31, 2008	1.70 to 1.00
March 31, 2009 and thereafter	1.80 to 1.00

(c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any period set forth below to exceed the Dollar Equivalent of the amount set forth opposite such period below:

Period	Amount
Closing Date – December 31, 2005	$2,000,000
Fiscal Year 2006	$15,000,000
Fiscal Year 2007	$15,000,000
Fiscal Year 2008	$15,000,000
Fiscal Year 2009	$15,000,000
Fiscal Year 2010	$15,000,000
Fiscal Year 2011	$15,000,000
Fiscal Year 2012	$15,000,000
Fiscal Year 2013	$15,000,000

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(c) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 6.10(c) for the immediately succeeding (but not any other) fiscal year and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover). In addition to the amounts set forth above, the Loan Parties may make additional Capital Expenditures subsequent to the completion of a Permitted Acquisition on assets used by the acquired businesses in an aggregate amount not to exceed $5,000,000 during any twelve-month period.

Notwithstanding the foregoing provisions of this Section 6.10, the amount of Capital Expenditures permitted in any period shall exclude the amount of Capital Expenditures made with the net proceeds of any Casualty Event which are reinvested in accordance with the terms of this Agreement.

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Subordinated Notes or any other Subordinated Indebtedness, except for repurchases by US Borrower of Senior Subordinated Notes after the Restatement Date in an aggregate amount not to exceed $25,000,000 (determined by reference to the consideration paid and not the principal amount of the repurchased Senior Subordinated Notes), payments under the Intercompany Notes or as otherwise permitted by this Agreement;

(b) amend or modify, or permit the amendment or modification of, any provision of any Acquisition Document or Senior Subordinated Note Document in any manner that is materially adverse to the interests of the Lenders;

(c) terminate, amend, modify or change any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the applicable Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are required by any Requirement of Law or are not materially adverse to the interests of the Lenders; provided that US Borrower may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests; or

(d) cause or permit any other obligation (other than the Secured Obligations and the Guaranteed Obligations) to constitute Designated Senior Debt (as defined in the Senior Subordinated Note Documents).

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Borrower or any Subsidiary, or pay any Indebtedness owed to a Borrower or a Subsidiary; provided, however, the consent of the shareholders of Mozaic is required for Mozaic to pay dividends, (b) make loans or advances to any Borrower or any Subsidiary or (c) transfer any of its properties to any Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Subordinated Note Documents as in effect on the Closing Date and any agreements governing Indebtedness permitted under Section 6.01(e) or (f) any other agreements as agreed by the Administrative Agents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of a Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13 Limitation on Issuance of Capital Stock.

(a) With respect to US Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to US Borrower or any of its Subsidiaries, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of US Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; and (ii) Subsidiaries of US Borrower formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to US Borrower or the Subsidiary of US Borrower which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by US Borrower, be delivered to the applicable Collateral Agent for pledge pursuant to the applicable Security Document.

SECTION 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, US Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of US Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) or (iii) establish, create or acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.15 Business.

(a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of the Acquired Business and the Loan Parties, (ii) obligations under the Loan Documents and the Senior Subordinated Note Documents, (iii) activities and properties incidental to the foregoing clauses (i) and (ii) and (iv) activities permitted by Section 6.22.

(b) With respect to Subsidiaries of Holdings, engage (directly or indirectly) in any business other than those businesses in which such Subsidiaries are engaged on the Restatement Date and businesses reasonably related thereto.

SECTION 6.16 Limitation on Accounting Changes. Make or permit any material change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP or any Requirement of Law.

SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.18 Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of US Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed the Dollar Equivalent of $15,000,000 payable in any period of 12 consecutive months.

SECTION 6.19 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Subordinated Note Documents as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of US Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of US Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) customary restrictions in joint ventures and similar agreements, (f) customary non-assignment provisions in licenses or sublicenses in the ordinary course of business, or (g) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.20 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.21 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

SECTION 6.22 Holdings. Holdings shall not (a) incur any Indebtedness or any other obligation or liability; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of US Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, the Advisory Agreement; and (iii) making Dividends and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any person other than US Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other persons.

ARTICLE VII.

GUARANTEE

SECTION 7.01 The Guarantee.

The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code or any equivalent law in any applicable jurisdiction) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. In addition to the guarantee contained herein, each Guarantor that is a Foreign Subsidiary of US Borrower may execute a Guarantee governed by the applicable law of such Guarantor’s jurisdiction of organization (each such Guarantee, a “Foreign Law Guarantee”) and to the extent that the provisions of this Article 7 shall duplicate or conflict with the provisions of such Foreign Law Guarantee, the terms of such Foreign Law Guarantee shall govern the obligations of such Guarantor.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings among Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, provincial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the applicable Collateral Agent pursuant to the applicable Security Documents shall be released, and the applicable Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

SECTION 7.10 Foreign Guarantor Limitations.

(a) Notwithstanding the foregoing provisions of this Article VII and unless otherwise agreed at the time such Foreign Subsidiary becomes a Guarantor, no Foreign Subsidiary shall, or shall be deemed to, guarantee any US Obligations nor shall it have any obligations with respect to any such amounts.

(b) Notwithstanding the foregoing provisions of this Article VII, no Guarantor incorporated under the laws of England and Wales shall, or shall be deemed to, guarantee any Obligations to the extent that, if included, the Guarantee granted by it pursuant hereto would constitute unlawful financial assistance for the purposes of Sections 151 to 158 (inclusive) of the Companies Act 1985 in England and Wales (as amended or otherwise re-enacted from time to time).

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan (including the face amount of any Bankers’ Acceptance) or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Tranche A Term Loan Repayment Date, Acquisition Loan Repayment Date or Tranche B Non-Revolving Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from any Administrative Agent or any Lender to US Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds the Dollar Equivalent of $5,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) except with respect to a Company organized under the laws of England and Wales, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law in any jurisdiction; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) except with respect to a Company organized under the laws of England and Wales, any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership, reorganization or similar law in any jurisdiction; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due including, in the case of the UK Opco, within the meaning of subsections 123(1)(a), (b), (c) or (d) of the United Kingdom Insolvency Act of 1986; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money (to the extent not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in an aggregate amount in excess of the Dollar Equivalent of $5,000,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events, Canadian Pension Events or noncompliance with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, Canadian Pension Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding the Dollar Equivalent of $5,000,000 or in the imposition of a Lien on any properties of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the applicable Collateral Agent, for the benefit of the applicable Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the applicable Collateral Agent, or shall be asserted by any Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) the Senior Subordinated Notes or the guarantees granted in connection therewith shall cease to be subordinated on terms at least as favorable to the Secured Parties as those in effect on the Closing Date;

(o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or would reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or

(p) In addition to the preceding provisions of this Section 8.01 (and such provisions shall not be deemed to otherwise limit the following), with respect to any Company incorporated under the laws of England and Wales: (i) such Company stops or suspends or threatens or announces an intention to stop or suspend payment of its debts or under any applicable law is deemed to be unable or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent or a moratorium is declared in respect of its indebtedness; (ii) a petition is presented or meeting convened or application made for the purpose of appointing an administrator or receiver or other similar officer of, or for the making of an administration order in respect of, such Company and (A) (other than in the case of a petition to appoint an administrator) such petition or application is not discharged within 21 days; or (B) in the case of a petition to appoint an administrator, the Administrative Agents are not reasonably satisfied that it will be discharged before it is heard; (iii) such Company convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally by reason of its actual or anticipated financial difficulties; (iv) any meeting of such Company is convened for the purpose of considering any resolution for (or to petition for) its winding up or such Company passes such a resolution; (v) a petition is presented for the winding-up of such Company (other than a frivolous or vexatious petition or other petition discharged within 21 days of being presented or any other petition which is contested on bona fide grounds); or (vi) any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of such Company;

then, and in every such event (other than an event with respect any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind (except as expressly provided herein), all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan

Document to the contrary notwithstanding. In addition to the remedies set forth above, the Administrative Agents may exercise any remedies provided for by the Security Documents in accordance with the terms thereof or any other remedies provided by any Requirement of Law. Anything in this Agreement or otherwise to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or one or more Loan Documents without first obtaining the prior written consent of the US Administrative Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement or one or more Loan Documents shall be taken in concert and at the direction or with the consent of the US Administrative Agent.

SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans (including the face amount of Bankers’ Acceptances) and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrowers, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrowers and do not give Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. (a) The proceeds received by US Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the US Securities Collateral or US Security Agreement Collateral pursuant to the exercise by US Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by US Collateral Agent pursuant to this Agreement, promptly by US Collateral Agent as follows:

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to US Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by US Collateral Agent in connection therewith and all amounts for which US Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other US Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other US Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting US Obligations (other than principal and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations (other than Canadian Obligations) and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the US Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations (other than Canadian Obligations) and any interest accrued thereon;

(v) Fifth, to the payment of Canadian Obligations in the order and manner set forth in paragraph (b) below; and

(vi) Sixth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

(b) The proceeds received by Canadian Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Foreign Securities Collateral or Foreign Security Agreement Collateral pursuant to the exercise by Canadian Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by Canadian Collateral Agent pursuant to this Agreement, promptly by Canadian Collateral Agent as follows:

(i) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to Canadian Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Canadian Collateral Agent in connection therewith and all amounts for which Canadian Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(ii) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Canadian Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Canadian Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Canadian Obligations and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations (other than US Obligations) and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iv) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Canadian Obligations and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations (other than US Obligations) and any interest accrued thereon; and

(v) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) and (b) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency. Notwithstanding anything to the contrary in any Loan Document, the parties hereto acknowledge and agree that (x) Canadian Borrower and Guarantors that are Foreign Subsidiaries are only obligated with respect to the Canadian Obligations and the costs, expenses and indemnities associated therewith and (y) the Canadian Lenders, Canadian Administrative Agent, Canadian Collateral Agent and certain Affiliates thereof shall be the only Secured Parties with respect to the Canadian Obligations.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as US Administrative Agent, US Collateral Agent and Canadian Collateral Agent, and JPMorgan Chase Bank, N.A., to act on its behalf as Canadian Administrative Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding anything else contained herein, any Administrative Agent or any Collateral Agent may assign any of its rights and obligations as an Agent hereunder to any of its Affiliates without the consent of any other party to any Loan Document and UBS AG, Stamford Branch in its capacity as Canadian Collateral Agent may transfer its rights and obligations in such role to a Lender (or an Affiliate of a Lender) designated by it in consultation with Borrowers. Notwithstanding the foregoing, each of Canadian Secured Parties hereby irrevocably appoints Canadian Collateral Agent as the person holding the power of attorney (fondé de pouvoir) of Canadian Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) that may hereafter be executed by Canadian Borrower under the laws of the Province of Quebec and creating a Lien on Canadian Borrower’s Collateral located in such Province and to exercise such powers and duties which are conferred upon Canadian Collateral Agent under such deed. Each of the Canadian Secured Parties hereby additionally irrevocably appoints Canadian Collateral Agent as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond (“Bond”) that may hereafter be issued under any such Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a Bond Pledge Agreement (“Pledge”) that may hereafter be executed by Canadian Borrower under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of the Secured Obligations. In this respect, (a) Canadian Collateral Agent, as agent, mandatary, custodian and depositary of the Canadian Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any such Pledge, owing to the persons for and on behalf of whom the Bond is so held from time to time, and (b) each of the Canadian Secured Parties will be entitled to the benefits of any Collateral of Canadian Borrower charged under any such Deed of Hypothec and any such Pledge and will participate in the proceeds of realization of any such Collateral, the whole in accordance with the terms hereof. Canadian Collateral Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Canadian Collateral Agent with respect to the Collateral under any such Deed of Hypothec and Pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to Canadian Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Canadian Secured Parties. Any person who becomes a Canadian Secured Party shall be deemed to have consented to and confirmed Canadian Collateral Agent as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatary, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Canadian Secured Parties, all actions taken by Canadian Collateral Agent in such capacities. Canadian Collateral Agent shall be entitled to delegate from time to time any of its powers or duties under any such Deed of Hypothec and any such Pledge to any person and on such terms and conditions as Canadian Collateral Agent may determine from time to time.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with US Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrowers, a Lender or the Issuing Bank.

(b) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agents or the Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agents may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agents shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent, including Canadian Administrative Agent or any other sub-agent which is a non-US affiliate of such Agent. The Canadian Collateral Agent hereby appoints and authorizes the US Collateral Agent, as its agent, to hold, perfect and enforce any security interests the Canadian Collateral Agent may have in any Canadian Collateral to secure the Canadian Obligations and the US Collateral Agent hereby appoints and authorizes the Canadian Collateral Agent, as its agent, to hold, perfect and enforce any security interests the US Collateral Agent may have in any US Collateral to secure the US Obligations. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by any Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, such retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookmanagers, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Collateral Agent, a Lender or the Issuing Bank hereunder.

SECTION 9.09 UK Security Documents. Notwithstanding the foregoing provisions in this Article IX, each of the Lenders hereby acknowledges that the Collateral Agents hold the Collateral the subject of the UK Security Documents as trustee for and on behalf of the Secured Parties in accordance with the terms of the declaration of trust set out in each UK Security Document and that the terms of its appointment, and such trust, shall be as set out (or referred to) in each such UK Security Document.

ARTICLE X.

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Loan Party, to US Borrower at:

SGS International, Inc.

626 West Main Street, Suite 500

Louisville, Kentucky 40202

Attention: James M. Dahmus

Telecopier No.: (502) 634-5298

Email: jim.dahmus@sgsintl.com

(ii) if to either Administrative Agent, either Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch

Banking Products Services, Operations

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Marouan Grissa

Telecopier No.: (203) 719-4176

Email: marouan.grissa@ubs.com

Banking Products Services, Operations

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv) if to the Swingline Lender, to it at:

UBS Loan Finance LLC

Banking Products Services, Operations

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Marouan Grissa

Telecopier No.: (203) 719-4176

Email: marouan.grissa@ubs.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the applicable Administrative Agent (it being acknowledged and agreed that the Administrative Agent has approved procedures providing for the delivery requirement described in this Section 10.01(b) to be satisfied by transmitting to the US Administrative Agent via electronic mail an internet link to the applicable materials); provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any Administrative Agent, any Collateral Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the applicable Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the applicable Administrative Agent all information, documents and other materials that it is obligated to furnish to such Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Credit Extension hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the applicable Administrative Agent at such e-mail address(es) provided to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the applicable Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the applicable Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as such Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the applicable Administrative Agent in writing from time to time, such Administrative Agent agrees that receipt of the Communications by such Administrative Agent at its e-mail address(es) as set forth above shall constitute effective delivery of the Communications to such Administrative Agent for purposes of the Loan Documents; provided that Borrowers shall also deliver to such Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agents or any of their Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agents’ transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, issuance of a Letter of Credit or the acceptance or purchase of any Bankers’ acceptance shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agents, the applicable Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(e)), or reduce or forgive any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)(A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan or Acquisition Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees (including Acceptance Fees) payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(e)), (D) postpone the scheduled date of expiration of any Revolving Commitment or any Letter of Credit or Bankers’ Acceptance beyond the Revolving Maturity Date or (E) extend the Acquisition Loan Availability Period, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release any Guarantor from its Guarantee (except as permitted hereunder or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by this Agreement), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change (x) Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby, (y) any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(c), 2.17(d) and 2.18(e) or (z) Section 8.03, in each case, without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders,” “Required Acquisition Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Acquisition Loans under this Agreement consented to by the Required Lenders are made, such new Acquisition Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(h));

(xii) change or waive the application of prepayments of Term Loans or Acquisition Loans of any Class set forth in Section 2.10(h) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Class Lenders of such Class;

(xiii) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv) change or waive any obligation of the Revolving Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agents and the Issuing Bank;

(xv) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xvi) expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders;

provided, further, that

(xvii) any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arrangers) may not be effected without the written consent of the Arrangers.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii), (iii) or (viii) in the proviso to the first sentence of this Section 10.02(b).

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agents and/or Collateral Agents may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e) Refinanced Term Loans. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agents, Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (b) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (c) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Final Maturity Date in effect immediately prior to such refinancing.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agents and/or the Collateral Agents) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agents, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agents, the Collateral Agents, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrowers. Borrowers shall, jointly and severally, indemnify each Administrative Agent (and any sub-agent thereof), each Collateral Agent (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are on account of Excluded Taxes.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to any Administrative Agent (or any sub-agent thereof), any Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to each Administrative Agent (or any such sub-agent), each Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Administrative Agent (or any such sub-agent), any Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for any Administrative Agent (or any such sub-agent), any Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity; provided, further, that to the extent any indemnification of the Issuing Bank or the Swingline Lender is required pursuant to this Section 10.03(c), such indemnification shall be limited to Revolving Lenders only. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and Acquisition Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 5 Business Days after demand (accompanied by an invoice) therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents, the Collateral Agents, the Issuing Bank, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agents or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1,000,000, in the case of any assignment in respect of Term Loans, unless each of the Administrative Agents and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agents an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agents an Administrative Questionnaire; provided, that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

Subject to acceptance and recording thereof by the Administrative Agents pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The applicable Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Bank, the Agents, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agents, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or any Borrower or any Affiliates of a Borrower or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) such Borrower, the Administrative Agents and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agents, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit, Bankers’ Acceptances and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrowers and the Administrative Agents promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agents, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each Agent, each Lender and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, trustees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto bound by this Section 10.12, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement to the extent such assignee or Participant agrees to be bound hereby, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations to the extent such assignee or Participant agrees to be bound hereby or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower. For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and each Administrative Agents (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of Borrowers and other information regarding Borrowers that will allow such Lender or such Administrative Agent, as applicable, to identify Borrowers in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agents.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Intentionally Omitted.

SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17 Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of each Loan (including the face amount of any Bankers’ Acceptances) that is a Canadian Loan shall be calculated on the date when any such Loan is made, on the first Business Day of each month and at such other times as designated by Canadian Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by Canadian Administrative Agent as provided above and notice of such recalculation is received by Borrowers, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Canadian Borrower by Canadian Administrative Agent. Canadian Administrative Agent shall promptly notify Canadian Borrower and the Lenders of each such determination of the Dollar Equivalent.

SECTION 10.18 Judgment Currency.

(a) Each Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the applicable Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to such Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against a Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the applicable Administrative Agent or if such Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by such Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.19 Special Provisions Relating to Canadian Dollars.

(a) All funds to be made available to Canadian Administrative Agent pursuant to this Agreement in Canadian dollars shall be made available to Canadian Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in Canada as Canadian Administrative Agent shall from time to time nominate for this purpose.

(b) In relation to the payment of any amount denominated in Canadian dollars, Canadian Administrative Agent shall not be liable to Borrowers or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Canadian Administrative Agent if Canadian Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Canadian dollars) to the account with the bank in the principal financial center in Canada which Borrowers or, as the case may be, any Lender shall have specified for such purpose. In this Section 10.19(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Canadian Administrative Agent may from time to time determine for the purpose of clearing or settling payments of Canadian dollars. Furthermore, and without limiting the foregoing, Canadian Administrative Agent shall not be liable to Borrowers or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

SECTION 10.20 Effect of the Amendment and Restatement.

(a) On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except to evidence (i) the incurrence by the Borrowers of the Obligations under and as defined in the Existing Credit Agreement (whether or not such Obligations are contingent as of the Restatement Date), (ii) the representations and warranties made by the Borrowers prior to the Restatement Date (which representations and warranties made prior to the Restatement Date shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Restatement Date) and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Restatement Date (including any failure, prior to the Restatement Date, to comply with the covenants contained in the Existing Credit Agreement). The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Obligations under the Existing Credit Agreement or the other Loan Documents as in effect prior to the Restatement Date and which remain outstanding as of the Restatement Date, (b) the Obligations under the Existing Credit Agreement are in all respects continuing (as amended and restated hereby and which are in all respects hereinafter subject to the terms herein) and (c) the Liens and security interests as granted under the applicable Loan Documents securing payment of such Obligations are in all respects continuing and in full force and effect and are reaffirmed hereby.

(b) On and after the Restatement Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(c) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or by any other Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SGS INTERNATIONAL, INC.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

SOUTHERN GRAPHIC SYSTEMS - CANADA, CO./SYSTEMES GRAPHIQUES SOUTHERN – CANADA, CO.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

SOUTHERN GRAPHICS, INC.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

SGS PACKAGING EUROPE HOLDINGS LIMITED

By:	/s/ Luca Naccarato
Name:	Luca Naccarato
Title:

SOUTHERN GRAPHIC SYSTEMS MEXICO, S. DE R.L. DE C.V.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

SOUTHERN GRAPHIC SYSTEMS, INC.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

PROJECT DOVE HOLDCO, INC.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

PROJECT DOVE MANITOBA, LP

By:	/s/ Henry R. Baughman
Name:	Henry Baughman, as Vice President of
Title:	Project Dove Holdco, Inc., its General Partner

SGS ASIA PACIFIC LIMITED

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

SGS PACKAGING NETHERLANDS B.V.

By:	/s/ Henry R. Baughman
Name:	Henry Baughman
Title:

SGS PACKAGING EUROPE LIMITED

By:	/s/ Luca Naccarato
Name:	Luca Naccarato
Title:

MCG GRAPHICS LIMITED

By:	/s/ Luca Naccarato
Name:	Luca Naccarato
Title:

UBS SECURITIES LLC, as an Arranger and Syndication Agent

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Attorney-in-Fact

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

UBS AG, STAMFORD BRANCH, as Issuing Bank, US Administrative Agent, US Collateral Agent, Canadian Administrative Agent and Canadian Collateral Agent

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

UBS LOAN FINANCE LLC, as Swingline Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director Banking Products Services, US

JPMORGAN CHASE BANK, N.A.,
as Documentation Agent

By:	/s/ James Duffy Baker, Jr.
Name:	James Duffy Baker, Jr.
Title:	Senior Vice President

FIFTH THIRD BANK,
as an Arranger

By:	/s/ Mike Gifford
Name:	Mike Gifford
Title:	Vice President

Annex I

Applicable Margin

Total	Tranche A Revolving Loans		Tranche A Term Loans and Acquisition Loans
Leverage Ratio	Eurodollar	ABR/ Canadian Prime	Eurodollar	ABR/ Canadian Prime
Level I
>4.50:1.00	2.50%	1.50%	2.50%	1.50%

Level II
≤4.50:1.00 but >3.50:1.00	2.25%	1.25%	2.50%	1.50%

Level V
≤3.50:1.00	2.00%	1.00	2.50%	1.50%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Level I (i) at any time during which Borrowers have failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively and (ii) at any time during the existence of an Event of Default.

Annex I-1

Annex II

On file with the Administrative Agents

Annex II-1

Annex III

On file with the Administrative Agents

Annex III-1